Exhibit 99.6

Traditional Business

Our traditional business consists of our Cott North America, Cott U.K. and All Other reporting segments. Our traditional business produces, either directly or through third-party manufacturers with whom we have co-packing arrangements, carbonated soft drinks (“CSDs”), 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks and shots, sports drinks, new age beverages, ready-to-drink teas, liquid enhancers, freezables, ready-to-drink alcoholic beverages, hot chocolate, coffee, malt drinks, creamers/whiteners, cereals and beverage concentrates. Cott North America’s net revenue from external customers was $1,290.9 million and represented 44.0% of our total net revenue for the twelve month period ended April 2, 2016. Cott U.K.’s net revenue was $545.4 million and represented 18.6% of our total revenue for the twelve month period ended April 2, 2016. All Other’s net revenue was $58.2 million and represented 2.0% of our total net revenue for the twelve month period ended April 2, 2016. Collectively, our traditional business’ net revenue was $1,894.5 million and represented 64.6% of our total net revenue for the twelve month period ended April 2, 2016.

Aquaterra Acquisition

On January 4, 2016, Cott acquired Aquaterra Corporation (“Aquaterra”), Canada’s oldest and largest direct-to-consumer home and office water delivery business delivering water and coffee to homes and offices (the “Aquaterra Acquisition”). The aggregate purchase price paid by the Company in the Aquaterra Acquisition was approximately C$62 million (approximately U.S. $44.5 million). We have integrated Aquaterra into our DSS reporting segment.

The Eden Acquisition

On June 7, 2016, Carbon Acquisition Co B.V., a private company with limited liability incorporated under the laws of the Netherlands and a wholly-owned subsidiary of Cott Corporation, as the purchaser, entered into the Share Purchase Agreement (the “Share Purchase Agreement”) with Hydra Luxembourg Holdings S.à.r.l., a private limited liability company incorporated in Luxembourg, the seller, and Cott Corporation, the purchaser’s guarantor, to acquire the sole issued and outstanding share in the share capital of Eden Holdings, the indirect parent company of Eden Springs Europe B.V., a leading provider of water and coffee solutions in Europe, for a purchase price of approximately €470 million, subject to customary adjustments for cash, debt, working capital and other items. Consistent with Cott’s acquisition and diversification strategy, the Eden Acquisition will allow us to further improve product and channel mix while reducing exposure to large format retailers, create a strong international HOD platform with further tuck-in and expansion opportunities, provide us with meaningful scale across Europe with access to attractive end-markets with a positive growth outlook, and expand our direct to consumer business (by combining DSS, Aquaterra and Eden we will have over 2 million direct to customer delivery points across North America, Europe and Israel). On a pro forma basis, for the twelve months ended April 2, 2016, assuming that the Eden Acquisition had occurred on January 4, 2015, we would have had net sales and Combined Acquisition Adjusted EBITDA of approximately $3.3 billion and $437.6 million, respectively.

Eden is a leading provider of water and coffee solutions in Europe. Eden operates in 17 European countries, and Israel, and has a higher combined water and coffee installed client base than any of its competitors. Eden offers a variety of integrated water and coffee solutions designed to cater to the broad range of tastes and requirements of its diverse customer base. Its offerings are segmented into water and coffee solutions:

Water Solutions

•

Eden’s stand-alone bottled water coolers (“BWC”) offering is its principal business and consists of the installation, rental and servicing of stand-alone bottled water coolers and the sale and delivery of bottled water and accessory products to its customers. According to a report by Zenith International from 2015, it is the largest BWC provider in Europe and holds the largest or second largest presence by BWC client base in 16 of the 17 European countries in which it operates, as well as in Israel.

•	Eden’s point of use plumbed in water coolers (“POU”) offering consists of the installation, rental and servicing of point of use plumbed in water coolers that access and filter tap water, as well as the sale of accessory products. According to a report by Zenith International from 2015, Eden holds the second largest POU position by client base across the 17 European countries that it is present in and it believes POU represents a significant opportunity for sustainable growth.

•	Eden’s small pack plastic (polyethylene terephthalate) bottles of water (“PET”) offering consists of the sale of branded small pack plastic bottles of water for personal use. It offers its PET products primarily in Israel to retail outlets through a third party distributor and it believes it currently holds the largest share of the Israeli PET segment.

Coffee Solutions

•	Eden’s office coffee solutions (“OCS”) offering consists of the installation, rental and servicing of a variety of stand-alone coffee machines and the sale and delivery of coffee (capsule, bean, ground and soluble), tea, chocolate and accessory products. It has been growing its OCS presence and is a leading OCS provider in the UK and, according to a 2012 report by GIL-CSC, in Israel.

Eden’s water and coffee business models have significant operational overlap in areas such as customer service, billing and collection, sales and marketing and administration, which allows it to integrate new coffee customers onto its existing water business platforms and offer a dual water and coffee solution with increased operational efficiency. In recent years, Eden has achieved revenue growth and consolidated its position in the water and coffee space through strategic acquisitions. For the twelve months ended March 31, 2016, Eden generated revenues of €357.0 million and Adjusted EBITDA of €65.5 million.

We believe the Eden Acquisition will create substantial strategic and financial benefits, including:

•	Improves product and channel mix while reducing exposure to large format retailers: As detailed in the charts below, the Eden Acquisition will further improve our product mix outside of CSDs and shelf stable juices, and drive our channel mix beyond large format retailers.

•	Creates a strong international HOD platform with further tuck-in and expansion opportunities: Eden is a leading provider in the water solutions space and currently holds the largest or second largest share by BWC client base in 17 of the 18 countries in which it operates. Following the closing of the Eden Acquisition, we intend to proactively pursue accretive, synergistic acquisitions to continually build customer density and reduce the overall cost of servicing Eden’s existing customer base

•	Provides meaningful scale across Europe with access to attractive end-markets with positive growth outlook: The combined BWC and POU segment in Europe (based on the number of water coolers installed) is forecasted by Zenith International to grow at a CAGR of approximately 3.1% from 2015 through 2019, driven primarily by growth in GDP, total hours worked and a continued focus on well-being and the health benefits of water consumption. We believe that Eden’s leading presence in the BWC segment and pan-European scale strongly positions it to capture an increasing portion of growth in the water solutions space, cross-sell coffee and water solutions and continue to generate increased operational efficiencies.

•

Expands our direct to consumer business: The Eden Acquisition provides us access to a customer base that is broad in terms of customer size, industry and geographic region, including a diversified base of offices and homes ranging from recognized blue chip companies to individual homes and offices across 18 countries. Like DSS, Eden has a low customer concentration. For the year ended December 31,

2015, its top 10 customers in aggregate accounted for less than 5% of its total revenue. The new route-to-market also creates synergy opportunities by allowing us to sell Cott products through this new channel to existing Eden customers.

•	Continues Cott’s acquisition and diversification strategy: Our business strategy includes evaluating mid-to-larger scale opportunities to expand our positions in the HOD water, OCS and filtration services categories, as well as other higher margin or growth-oriented categories where our platform, operating strength and synergies can be leveraged. We believe that the Eden Acquisition represents such an opportunity, and is consistent with our ongoing strategy to continue to accelerate the pace and scale of our acquisition-based diversification outside of CSDs and shelf stable juices, with a focus on other beverage categories and beverage adjacencies, as well as driving our channel mix beyond large format retailers while ensuring our transactions are value-creative.

Product Categories and Channels

We have a diversified product portfolio across major beverage categories with an expanding presence in beverages that are on-trend with consumer demand. Since 2009, we have invested in developing new products and completed a number of acquisitions to enhance the breadth of our product focus and to continue to diversify our revenues and channel mix. Comparing Cott’s and DSS category and channel mix to that of the combined Cott, DSS and Eden Holdings business, CSDs and shelf stable juices would have been reduced from 36% to 32% of our revenues for the year ended January 2, 2016, and private label beverages sold would have been reduced from 48% to 42% of our portfolio on a historical combined basis for the year ended January 2, 2016.

The following chart sets forth Cott’s net revenues for the year ended January 2, 2016 by product category and channel mix, on a stand-alone basis and on a pro forma basis, assuming the Eden Acquisition had occurred on January 4, 2015:

Revenues by Product for the year ended January 2, 2016

Revenues by Channel for the year ended January 2, 2016

Competitive Strengths

The combination of our national scale and density of our routes in key markets, our industry-leading infrastructure, and our emphasis on superior customer service is intended to create significant competitive strengths. With respect to our DSS business, we continually invest in our delivery infrastructure, call center and service capabilities to maintain our established position as a leader in this segment. We believe these investments have positioned us to capitalize on a number of positive industry dynamics and new growth opportunities. First, we intend to capture new customers as we capitalize on favorable consumer trends across our addressable markets, including increased focus on health and wellness, concerns about deteriorating municipal water quality and the shift to single-cup coffee systems. Second, we believe our ability to cross-sell complementary water and coffee products and services represents a significant untapped opportunity; only around 5% of our commercial water delivery customer locations purchase our coffee products. Third, the highly fragmented market in which we operate affords us ample opportunity to make the most of our scale, systems and customer density to execute synergistic tuck-in acquisitions across all of our service areas. We believe these strengths, along with the strengths outlined below, will allow us to capitalize on growth opportunities, such as the Eden Acquisition, to drive sustainable and profitable growth.

Leading Position in Multiple Beverage Categories with Diverse Products and Services Portfolio

With the DSS Acquisition, we combined a leading provider in the direct-to-consumer beverage services industry with our traditional business, one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. We have the largest national presence in the North American HOD bottled water industry by volume and are one of the top five presences in the U.S. OCS and filtration services industries. The HOD bottled water and OCS market segments in the U.S. exhibited strong growth, and we believe we are well-positioned to capitalize on future growth given our leading position in both market segments. In bottled water, we offer a portfolio of well-known regional brands with longstanding heritages, such as Sparkletts, Hinckley Springs, and Kentwood Springs, which have contributed to our being the largest or one of the largest HOD bottled water providers in most cities in which we operate. In OCS, we offer a complete range of products under leading brands including Keurig, Mars Alterra, Starbucks Coffee, Caribou Coffee, Peet’s Coffee & Tea and Javarama. We are one of the only direct-to-customer providers that can offer comprehensive services to residential customers and small and medium-sized businesses, as well as large regional and national corporations and retailers, universities and government agencies. Our broad direct-to-consumer network creates an advantage in marketing and customer reach, while our extensive range of products and capabilities allows us to offer customers a convenient, single solution for coffee, tea and high quality drinking water. We believe our position will be further strengthened through our ongoing efforts to enhance and promote our full-service beverage offering to new and existing customers.

Our traditional business focuses on marketing or supplying retailer, licensed and company-owned brands, as well as manufacturing beverages on a contract basis for national brand customers. We also sell CSD concentrates and non-carbonated concentrates internationally. We believe that our position as a market leader, our broad portfolio offering and our existing infrastructure will enable us to continue to penetrate the contract manufacturing, private-label and value brand markets, whether by winning new customers, launching new product stock keeping units (“SKUs”) with existing customers, or supplying retailers who currently self-manufacture.

Eden is a leading provider in the water solutions space and currently holds the largest or second largest share by BWC client base in 17 of the 18 countries in which it operates. Eden launched its POU offering in Europe in 2008 and by 2015 had already become the second largest player by client base across the European countries in which it is present, a position Eden retains today. The combined BWC and POU segment in Europe (based on the number of water coolers installed) is forecasted by Zenith International to grow at a CAGR of approximately 3.1% from 2015 through 2019, driven primarily by growth in GDP, total hours worked and a continued focus on well-being and the health benefits of water consumption.

Extensive, Flexible Manufacturing and Distribution Capabilities

We believe we own the largest combined national production and distribution network for HOD, OCS and filtration services, serving approximately 1.5 million customers in the United States and Canada. DSS operates a national footprint of branch distribution facilities, combined production and distribution facilities and over 2,000 direct-to-consumer routes. With the Aquaterra Acquisition, we believe we have a leading position in Canada serving approximately 70,000 customers in Canada. We believe that having the largest North American HOD production and distribution network in the industry gives us the ability to reduce our purchasing, manufacturing and delivery costs relative to our competitors.

Manufacturing flexibility is one of the core competencies within our traditional business and is critical to our success, as our products will typically feature customized packaging, design and graphics for our key customers. We believe our ability to produce multiple SKUs and packages on our production lines and manage complexities through quick-line changeover processes differentiates us from our competition.

and filtration tuck-in acquisitions. Our acquisition strategy is consistent with our objective to continually build customer density and reduce the overall cost of servicing our existing customer base. We have a proven track record of achieving significant synergies and integrating companies onto our platform and we believe we will continue to improve our profitability and margins through acquisitions.

During the year ended January 2, 2016, we acquired nine separate HOD water businesses. These acquisitions support our previously announced objective of acquisitions where we expect to be able to capitalize on synergies with our existing business.

We have managed to pursue this acquisition strategy while reducing leverage levels from the time of the DSS acquisition by employing a combination of disciplined purchase pricing, successful integration and synergy realization, and opportunistic access to the equity capital markets.

Consistent with our acquisition strategy, we regularly pursue acquisition opportunities and we are currently participating in processes regarding several potential acquisition opportunities, including ones that would be significant to us. We cannot predict the timing of any contemplated transaction and none are currently probable.

Capture DSS, Aquaterra and Eden Synergies

We captured $10.0 million of DSS synergies in 2015. We have established a goal of delivering approximately $10.0 million of incremental synergies in each of 2016 and 2017, for a total expected delivery of $30.8 million of DSS synergies by the end of 2017, consisting of approximately $23.8 million in cost synergies and approximately $7.0 million in revenue synergies. In addition, we expect to capitalize on both the capture of synergies and the expansion of our partnerships in 2017 and beyond once we have fully integrated the Aquaterra Acquisition in 2016. With respect to the Eden Acquisition, we expect that we will capture approximately $11.0 million of synergies by the end of 2019. These synergies are comprised predominantly of procurement and administrative cost savings opportunities by leveraging our procurement expertise and optimizing our consolidated corporate and back office platform. Collectively, we believe the DSS, Aquaterra and Eden synergy opportunities will facilitate cash flow and margin improvement as we integrate these businesses and operate them as a consolidated, global water and coffee delivery platform.

Grow Contract Manufacturing and Other Beverage Categories in Our Traditional Business with a Focus on the “4Cs”

The business strategy of our traditional business is to hold volumes broadly stable through growing our sparkling water and mixer category and contract manufacturing channel to offset declines in private label CSDs and shelf stable juices, and continue to focus on our “4Cs” of customers, costs, capex and cash.

Maintain Customer Focus

Customer relationships are important for any business, but at Cott, where many of our products bear our customers’ brand names, we must maintain particularly close partnerships with our customers. We will continue to provide our customers with high quality products and services at an attractive value that will help them provide quality, value-oriented products to their consumers. We will continue to focus on our high levels of customer service, as well as innovations through the introduction of new packages, flavors and varieties of beverages. We believe our focus on our customers will enable us to leverage our existing relationships and to develop new ones in current and new markets.

Control Operating Costs

We understand that our long-term success will be closely tied to our ability to remain a low-cost supplier. Effective management of our operating costs is critical to our success. As part of our ongoing management of

Recent Developments

The Eden Acquisition

On June 7, 2016, Carbon Acquisition Co B.V., a wholly-owned subsidiary of Cott Corporation, entered into the Share Purchase Agreement to acquire Eden Holdings, the indirect parent company of Eden Springs Europe B.V., for a purchase price of approximately €470 million, subject to customary adjustments for cash, debt, working capital and other items. Pursuant to the Share Purchase Agreement, Carbon Acquisition Co B.V. will purchase the sole issued and outstanding share in the share capital of Eden Holdings and Eden Holdings and its subsidiaries will become wholly-owned subsidiaries of Cott Corporation.

We intend to finance a portion of the Eden Acquisition, to repay a portion of Eden’s and its subsidiaries’ outstanding indebtedness and to pay certain related fees and expenses with the proceeds from this offering. See “Use of Proceeds.”

Closing of the Eden Acquisition is subject to certain closing conditions, including obtaining regulatory approvals.

The Eden Acquisition will be consummated concurrently with the repayment of certain existing indebtedness of Eden and its subsidiaries (including €175.0 million aggregate principal amount of Floating Rate Senior Secured Notes due 2019, €125.1 million aggregate principal amount of 8.00% Senior Secured Notes due 2019 and €50.0 million under a revolving credit facility), the release of the proceeds of the notes offered hereby from escrow, the additional borrowing under our ABL Facility and the use of cash on hand, and the payment of certain related fees and expenses (these transactions, including the issuance of the notes offered hereby on the issue date, are referred to collectively as the “Transactions”).

ABL Facility Amendment

On June 7, 2016, we entered into Amendment No. 7 to our ABL Facility (the “ABL Facility Amendment”) to permit, among other things, the Eden Acquisition and the issuance of the notes hereunder and to make certain other changes thereto in connection with the Eden Acquisition. We intend to draw approximately an additional $71.0 million under our ABL Facility to finance a portion of the purchase price payable with respect to the Eden Acquisition, to repay a portion of Eden and its subsidiares’ outstanding indebtedness and to pay certain related fees and expenses. See “Description of Other Indebtedness—ABL Facility” and “Use of Proceeds.”

Escrow of the Notes

This offering is expected to be consummated on                     , 2016, which will be prior to the consummation of the Eden Acquisition. We expect that the Escrow Issuer will enter into the Escrow Agreement (as defined below) pursuant to which on the issue date, unless the Eden Acquisition has occurred at or prior to such time, the Escrow Issuer will deposit an amount equal to the gross proceeds of this offering, together with cash necessary to fund a special mandatory redemption of the notes on                     , 2016, including accrued and unpaid interest on the notes, into a segregated escrow account until the date that the escrow release conditions are satisfied. The release from escrow will be conditioned on the satisfaction of certain conditions (collectively, the “escrow release conditions”) described in the Escrow Agreement, including the consummation of the Eden Acquisition in accordance with the Share Purchase Agreement (as defined below). The gross proceeds of the notes, together with cash necessary to fund the special mandatory redemption, will be secured by a first-priority security interest in the escrow account and all deposits and investment property therein and upon satisfaction of the escrow release conditions, the net proceeds will be used as set forth under “Use of Proceeds.” If the Eden Acquisition is not consummated on or prior to the Escrow End Date, if we notify the Trustee and the Escrow Agent that the Share Purchase Agreement has been terminated in accordance with its terms or upon the occurrence of certain other events, the notes will be subject to a special mandatory redemption at a price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the issue date or the most recent interest payment date, as applicable, to, but not including, the date of such special mandatory redemption.

Summary Historical Financial and Other Data of Cott

The following tables set forth our summary historical financial and other data. You should read the following summary data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Form 10-K and in our Quarterly Report on Form 10-Q for the quarter ended April 2, 2016, our audited consolidated financial statements and related notes, our unaudited interim consolidated financial statements and related notes, the historical consolidated financial statements of Eden and related notes, the section entitled “Summary Historical Consolidated Financial and Other Data of Eden,” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” in each case, included or incorporated by reference herein. See the sections entitled “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

No separate financial information has been provided in this offering memorandum for the Escrow Issuer because (1) the Escrow Issuer does not conduct any operations, (2) the Escrow Issuer has no material assets, (3) the Escrow Issuer will be combined with Cott Corporation by way of an amalgamation under applicable Canadian corporation law upon satisfaction of the escrow release conditions, and (4) “Cott Corporation,” the combined company formed upon the combination of the Escrow Issuer and Cott Corporation, will assume all of the Escrow Issuer’s obligations under the notes. The Indenture will restrict the Escrow Issuer from conducting any business or activities other than the issuance of the notes offered hereby and the transactions contemplated by the Escrow Agreement, and the Escrow Issuer will have no assets other than the escrowed funds and no liabilities other than the notes.

Our summary historical financial and other data for the years ended December 28, 2013, January 3, 2015 and January 2, 2016 and as of January 3, 2015 and January 2, 2016 have been derived from our audited historical consolidated financial statements included or incorporated by reference herein. The balance sheet data as of December 28, 2013 have been derived from Cott’s audited historical consolidated financial statements not included or incorporated by reference in this offering memorandum. Our summary historical financial and other data for the three months ended April 4, 2015 and April 2, 2016 and as of April 2, 2016 have been derived from our unaudited interim historical consolidated financial statements included or incorporated by reference herein. Our balance sheet data as of April 4, 2015 have been derived from our unaudited interim historical consolidated financial statements not included or incorporated by reference in this offering memorandum. Our summary historical financial and other data for the twelve months ended April 2, 2016 is derived from our unaudited historical statement of operations from our Form 10-Q for the quarter ended April 2, 2016 and the statement of operations of the nine months ended January 2, 2016. The statement of operations for the last nine months of 2015 was calculated by taking our full year 2015 statement of operations from our Form 10-K and subtracting the year-to-date statement of operations from the Form 10-Q for the quarter ended April 4, 2015. In the opinion of management, the unaudited interim consolidated financial data reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly our financial position for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

				Unaudited
	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
	Dec. 28, 2013	Jan. 3, 2015	Jan. 2, 2016	Apr. 4, 2015	Apr. 2, 2016	Apr. 2, 2016
	(millions of U.S. dollars)
Income Statement Data:
Revenue, net	$2,094.0	$2,102.8	$2,944.0	$709.8	$698.4	$2,932.6
Cost of sales	1,818.6	1,826.3	2,048.5	508.5	484.4	2,024.4

Gross Profit	275.4	276.5	895.5	201.3	214.0	908.2
Selling, general and administrative expenses	180.3	213.7	768.6	188.5	197.0	777.1
Loss on disposal of property, plant and equipment	1.8	1.7	6.9	1.4	0.9	6.4
Restructuring	2.0	2.4	—	—	—	—
Asset impairments	—	1.7	—	—	—	—
Acquisition and integration expenses	3.1	41.3	20.6	4.7	1.4	17.3

Operating income	88.2	15.7	99.4	6.7	14.7	107.4
Other expense (income), net	12.8	21.0	(9.5)	(10.4)	(2.2)	(1.3)
Interest expense, net	51.6	39.7	111.0	27.7	27.8	111.1

Income (loss) before income taxes	23.8	(45.0)	(2.1)	(10.6)	(10.9)	(2.4)
Income tax expense (benefit)	1.8	(61.4)	(22.7)	(9.4)	(9.0)	(22.3)

Net income (loss)	22.0	16.4	20.6	(1.2)	(1.9)	19.9
Less: Net income attributable to non-controlling interests	5.0	5.6	6.1	1.3	1.4	6.2
Less: Accumulated dividends on convertible preferred shares	—	0.6	4.5	2.7	—	1.8
Less: Accumulated dividends on non-convertible preferred shares	—	0.2	1.4	0.8	—	0.6
Less: Foreign exchange impact on redemption of preferred shares	—	—	12.0	—	—	12.0

Net income (loss) attributed to Cott Corporation	$17.0	$10.0	$(3.4)	$(6.0)	$(3.3)	$(0.7)

	Fiscal Year Ended			Unaudited
				Three Months Ended
	Dec. 28, 2013	Jan. 3, 2015	Jan. 2, 2016	Apr. 4, 2015	Apr. 2, 2016
	(millions of U.S. dollars)
Cash Flow Data:
Cash flows provided by (used in) operating activities	$154.9	$56.7	$254.6	$(1.1)	$(18.7)
Cash flows used in investing activities	(71.6)	(850.3)	(99.7)	(29.0)	(73.5)
Cash flows provided by (used in) financing activities	(213.3)	835.7	(160.1)	(20.4)	71.2

	Fiscal Year Ended			Unaudited
				Three Months Ended		Twelve Months Ended
	Dec. 28, 2013	Jan. 3, 2015	Jan. 2, 2016	Apr. 4, 2015	Apr. 2, 2016	Apr. 2, 2016
	(millions of U.S. dollars)
Balance Sheet Data (at period end):
Cash and cash equivalents	$47.2	$86.2	$77.1	$34.5	$55.1	$55.1
Property, plant and equipment, net	480.5	864.5	769.8	845.2	774.6	774.6
Total assets(1)	1,410.7	3,073.2	2,887.3	3,010.9	2,927.6	2,927.6
Short-term borrowings	50.8	229.0	122.0	221.0	62.8	62.8
Long-term debt (excludes CPLTD)(1) (2)	397.9	1,541.3	1,525.4	1,529.8	1,524.1	1,524.1
Total debt(2) (3)	452.6	1,774.3	1,650.8	1,754.9	1,590.3	1,590.3
Net debt(1) (4)	405.4	1,688.1	1,573.7	1,720.4	1,535.2	1,535.2
Total equity	604.4	548.9	645.9	512.7	778.9	778.9
Other Financial Data (unaudited):
EBITDA(5)	$176.0	$105.4	$332.7	$74.5	$69.4	$327.6
Adjusted EBITDA(6)	197.9	180.2	357.0	73.7	70.9	354.2
Adjusted EBITDA margin (in %)(7)	9.5%	8.6%	12.1%	10.4%	10.2%	12.1%
Free cash flow(8)	99.6	10.0	143.8	(28.4)	(48.2)	124.0
Capital expenditures(9)	55.3	46.7	110.8	27.3	29.5	113.0
Depreciation and amortization	100.6	110.7	223.8	57.4	52.5	218.9
Eden Adjusted EBITDA(10)	65.9	66.9	70.2	14.2	16.4	72.4
Combined Acquisition Adjusted EBITDA(11)						437.6
Pro forma total secured indebtedness						525.8
Pro forma total indebtedness						2,165.5
Ratio of pro forma total net secured indebtedness to Combined Acquisition Adjusted EBITDA(12)						1.1x
Ratio of pro forma total net indebtedness to Combined Acquisition Adjusted EBITDA(12)						4.8x

(1)	Amounts for the three months ended April 4, 2015 presented to reflect the reclassification of unamortized debt issuance costs of $22.7 million to long-term debt in accordance with GAAP.
(2)	“CPLTD” is the current portion of long-term debt.
(3)	Presented net of unamortized debt issuance costs and premiums on debt.
(4)	Net debt means our total debt less cash and cash equivalents.
(5)	EBITDA means earnings before interest expense, income taxes, depreciation, amortization and net income attributable to non-controlling interests, accumulated dividends on preferred shares and foreign exchange impact on redemption of preferred shares. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Other disclosures related to the use of EBITDA, as well as a reconciliation of net (loss) income attributed to Cott Corporation to EBITDA, are included in footnote (6) below.
(6)

Adjusted EBITDA means EBITDA adjusted for items which are not considered by management to be indicative of the underlying results. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about our financial performance. However, we have incurred the charges and expenses that constitute these adjustments in prior periods and expect to incur them in future periods. These expectations are forward-

looking statements within the meaning of the securities laws and actual results may vary due to various risks, including those identified under “Risk Factors.” Because we use these adjusted financial results in the management of our business and to understand underlying business performance, we believe this supplemental information is useful to investors for their independent evaluation and understanding of our business performance and the performance of our management. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this offering memorandum reflect our judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies. The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) with respect to Cott Corporation:

				Three Months Ended		Twelve Months Ended
	Dec. 28, 2013	Jan. 3, 2015	Jan. 2, 2016	Apr. 4, 2015	Apr. 2, 2016	Apr. 2, 2016
	(millions of U.S. dollars)
Reconciliation:
Net income (loss) attributed to Cott Corporation	$17.0	$10.0	$(3.4)	$(6.0)	$(3.3)	$(0.7)
Interest expense, net	51.6	39.7	111.0	27.7	27.8	111.1
Income tax expense (benefit)	1.8	(61.4)	(22.7)	(9.4)	(9.0)	(22.3)
Depreciation and amortization	100.6	110.7	223.8	57.4	52.5	218.9
Net income attributable to non-controlling interests(a)	5.0	5.6	6.1	1.3	1.4	6.2
Accumulated dividends on preferred shares(b)	—	0.8	5.9	3.5	—	2.4
Foreign exchange impact on redemption of preferred shares(c)	—	—	12.0	—	—	12.0

EBITDA	176.0	105.4	332.7	74.5	69.4	327.6

Restructuring and asset impairments	2.0	4.1	—	—	—	—
Bond redemption and other financing costs	12.7	25.2	—	—	—	—
Facility reorganization costs(d)	—	—	3.0	—	—	3.0
Acquisition and integration costs(e)	3.1	41.3	20.6	4.7	1.4	17.3
Purchase accounting adjustments, net(f)	1.0	2.9	4.2	4.2	0.5	0.5
Unrealized commodity hedging loss (gain), net(g)	—	1.2	(1.2)	(0.3)	—	(0.9)
Unrealized foreign exchange and other gains, net	(0.7)	(0.5)	(10.9)	(10.9)	(2.6)	(2.6)
Loss on disposal of property, plant & equipment(h)	2.4	3.2	6.9	1.5	0.9	6.3
Other adjustments(i)	1.4	(2.6)	1.7	—	1.3	3.0

Adjusted EBITDA	$197.9	$180.2	$357.0	$73.7	$70.9	$354.2

(a)	The portion of net income attributable to third-party ownership interests in our business.
(b)	Dividends attributable to convertible and non-convertible preferred shares issued during the DSS Acquisition. The Company redeemed the outstanding convertible and non-convertible preferred shares in 2015.

(c)	Non-recurring foreign exchange impact related to the difference in U.S. dollar to Canadian dollar conversation rates from date of issuance to date of redemption of convertible and non-convertible preferred shares in 2015.
(d)	Non-recurring costs related to the closure of facility production lines and related employee severance costs in the United Kingdom.
(e)	Non-recurring costs related to third-party advisory and professional fees, administrative costs, and other costs associated with our acquisition and integration activities.
(f)	Non-cash accounting adjustments recorded in accordance with GAAP.
(g)	Non-cash adjustment related to changes in the fair value of our commodity derivative instruments.
(h)	Non-cash adjustment recorded upon the disposal of property, plant & equipment.
(i)	Non-recurring costs related to Company investing and financing activities, legal settlements, legal entity reorganization and other non-recurring expenses.

(7)	We define Adjusted EBITDA margin as Adjusted EBITDA divided by total net revenue.
(8)	The following table provides a reconciliation of net cash provided by operating activities to free cash flow.

	For the Year Ended			Unaudited
				Three Months Ended		Twelve Months Ended
	Dec. 28, 2013	Jan. 3, 2015	Jan. 2, 2016	Apr. 4, 2015	Apr. 2, 2016	Apr. 2, 2016
	(millions of U.S. dollars)
Net cash provided by (used in) operating activities	154.9	56.7	254.6	(1.1)	(18.7)	237.0
Less: Capital expenditures	(55.3)	(46.7)	(110.8)	(27.3)	(29.5)	(113.0)

Free Cash Flow	$99.6	$10.0	$143.8	$(28.4)	$(48.2)	$124.0

(9)	Includes information technology expenditures.
(10)	For a reconciliation of EBITDA and Adjusted EBITDA to net loss with respect to Eden, see the section entitled “Summary Historical Consolidated Financial and Other Data of Eden.” These amounts in millions of U.S. Dollars have been converted from Euro at the average conversion rate for the relevant period.
(11)	Combined Acquisition Adjusted EBITDA represents the sum of Cott Adjusted EBITDA and Eden Adjusted EBITDA for the periods presented plus $11 million of estimated synergies (expected to be achieved by the end of 2019) to be derived from cost savings in the areas of procurement and administration. The $11 million of synergies expected to be achieved by the end of 2019 are comprised of approximately €5 million of procurement/fleet cost savings and approximately €5 million of administrative and other costs savings. However, the expected synergies related to the Eden Acquisition are inherently uncertain, and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and are beyond our control. Combined Acquisition Adjusted EBITDA does not take into account merger and integration costs that may be incurred in order to achieve the expected synergies. Although we expect to begin achieving these synergies upon closing of the Eden Acquisition, we cannot assure you that we will be able to achieve these synergies as planned or at all. See “Risks Related to the Eden Acquisition—We may not realize the expected benefits of the Eden Acquisition because of integration difficulties or other challenges.” Investors should be aware that Adjusted EBITDA for Eden may not be entirely comparable to Cott’s measures of Adjusted EBITDA. See “Presentation of Financial Information.” Combined Acquisition Adjusted EBITDA has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information, and is not in compliance with Article 11 of Regulation S-X. Combined Acquisition Adjusted EBITDA is presented for information purposes only and does not purport to represent what our actual financial position or results or operations would have been if the recently completed acquisitions and the Eden Acquisition had been completed as of an earlier date or that may be achieved in the future.

These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and prohibit in all filings with the SEC, among other things:

•	the exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure other than EBITDA and Adjusted EBITDA; and

•	the adjustment of a non-GAAP financial measure to eliminate or smooth items identified as non-recurring, infrequent, or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

(12)	Pro forma total net secured indebtedness and Pro forma total net indebtedness are net of pro forma as adjusted cash and cash equivalents of $52.5 million. See “Capitalization.”

Summary Historical Consolidated Financial and Other Data of Eden

The following tables set forth the summary historical consolidated financial and other data of Eden, a direct subsidiary of Eden Holdings, and its subsidiaries for the periods and as of the dates indicated. No historical consolidated financial data of Eden Holdings is included in this offering memorandum. We believe that the only material differences between Eden Holdings and Eden relate to additional cash and cash equivalents held in Eden Holdings and intercompany transactions that are either substantially eliminated on consolidation or will be settled concurrent with the closing of this transaction. No separate financial information has been provided in this offering memorandum for Eden Holdings. See “Risk Factors—The financial statements of Eden presented in this offering memorandum do not satisfy our obligations under the Exchange Act and the financials of Eden Holdings that we will file may materially differ from those presented herein.”

The summary historical consolidated financial and other data as of December 31, 2013, 2014 and 2015 and for the periods then ended have been derived from Eden’s audited historical consolidated financial statements included elsewhere in this offering memorandum. The summary historical consolidated financial and other data for the three months ended March 31, 2015 and March 31, 2016 and the balance sheet data as of March 31, 2016 have been derived from Eden’s unaudited historical consolidated financial statements included elsewhere in this offering memorandum. The balance sheet data as of March 31, 2015 have been derived from Eden’s unaudited historical consolidated financial statements not included elsewhere in this offering memorandum. The unaudited consolidated financial statements were prepared on a basis consistent with Eden’s audited consolidated financial statements. In the opinion of Eden’s management, the unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the result to be expected for the full year or any future period.

The summary historical financial and other data of Eden for the twelve months ended March 31, 2016 is derived from its unaudited historical statement of operations for the quarter ended March 31, 2016 and the statement of operations of the nine months ended December 31, 2015. The statement of operations for the last nine months of 2015 was calculated by taking Eden’s full year 2015 statement of operations and subtracting the year-to-date statement of operations for the quarter ended March 31, 2015.

The following summary historical consolidated financial and other data prepared in accordance with IFRS should be read in conjunction with the historical consolidated financial statements and the related notes of Eden included elsewhere in this offering memorandum.

				Unaudited
	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
Income Statement Data	Dec. 31, 2013 (three months)(1)	Dec. 31, 2014	Dec. 31, 2015	Mar. 31, 2015	Mar. 31, 2016	Mar. 31, 2016
	(€ in thousands)
Revenue	€61,584	€283,144	€355,816	€82,306	€83,508	€357,018
Cost of goods sold	(20,327)	(99,093)	(118,349)	(28,173)	(27,376)	(117,552)

Gross profit	41,257	184,051	237,467	54,133	56,132	239,466
Service expenses	(24,366)	(106,800)	(135,390)	(32,194)	(32,066)	(135,262)
Sales & marketing expenses	(5,824)	(25,933)	(35,909)	(8,497)	(8,544)	(35,956)
General and administration expenses	(5,368)	(19,467)	(26,446)	(6,428)	(6,483)	(26,501)
Amortization of customer relations and tradenames	(1,305)	(8,041)	(11,209)	(2,608)	(2,791)	(11,392)
Other operating expenses(2)	(11,750)	(16,711)	(21,940)	(4,678)	(3,494)	(20,756)

(Loss) Income from operations	(7,356)	7,099	6,573	(272)	2,754	9,599

				Unaudited
	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
Income Statement Data	Dec. 31, 2013 (three months)(1)	Dec. 31, 2014	Dec. 31, 2015	Mar. 31, 2015	Mar. 31, 2016	Mar. 31, 2016
	(€ in thousands)
Financial income	€630	€4,701	€3,492	€2,012	€911	€2,391
Financial expenses	(4,635)	(36,882)	(40,344)	(10,414)	(10,676)	(40,606)

Net financial expenses	(4,005)	(32,181)	(36,852)	(8,402)	(9,765)	(38,215)

Loss before taxes on income	(11,361)	(25,082)	(30,279)	(8,674)	(7,011)	(28,616)

Taxes on income	(1,670)	(2,818)	(72)	(499)	(539)	(112)
Net loss	(13,031)	(27,900)	(30,351)	(9,173)	(7,550)	(28,728)

(1)	Eden was established on May 16, 2013 as Rhone Capital IV LP’s indirect wholly-owned investment vehicle. On June 14, 2013, Eden signed an agreement with Eden Springs BV to acquire the entire shareholding and control of the direct wholly-owned subsidiaries of Eden Springs BV: Eden Springs Europe B.V. and the Israeli subsidiaries. On October 23, 2013, the transaction was completed and Eden became the sole shareholder of Eden Springs Europe B.V. and Israeli subsidiaries.
(2)	Other operating expenses consists primarily of restructuring and certain acquisition-related integration costs, establishment of a new business line such as POU in Israel, litigation and release of unused provisions and liabilities such as customer deposits received, as well as business development expenses with long-term payback periods.

				Unaudited
	As of			As of
Balance Sheet Data (at period end):	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2015	March 31, 2015	March 31, 2016
	(€ in thousands)
ASSETS
Current assets
Cash and cash equivalents	14,571	17,741	12,524	13,374	18,020
Trade receivables - net	54,858	60,088	68,105	66,311	66,061
Income tax receivable	837	1,165	2,224	1,232	2,536
Receivable from related parties	440	93	115	167	137
Prepaid and other assets	6,147	10,841	7,767	40,886	14,516
Inventories	12,074	14,446	17,944	17,404	18,707
Financial asset at fair value through profit or loss	—	—	—	—	11,580

	88,927	104,374	108,679	139,374	131,557

Non-current assets
Property, plant and equipment	66,013	71,970	82,360	84,033	86,979
Goodwill	103,000	135,789	164,511	174,748	171,957
Other intangible assets	82,582	88,114	91,055	102,493	90,806
Deferred tax assets	12,666	14,360	15,956	15,555	17,371
Other non-current assets	4,399	2,437	2,332	2,465	2,913

	268,660	312,670	356,214	379,294	370,026

Total assets	357,587	417,044	464,893	518,668	501,583

				Unaudited
	As of			As of
Balance Sheet Data (at period end):	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2015	March 31, 2015	March 31, 2016
	(€ in thousands)
LIABILITIES
Current liabilities
Borrowings	10,495	55,116	4,767	1,967	4,253
Trade accounts payable	21,921	33,083	36,805	32,740	38,724
Current tax liability	6,293	4,921	4,626	6,158	4,462
Other current liabilities	27,849	36,127	44,651	46,289	42,931
Customer deposits and prepaid income	23,722	30,707	33,534	32,238	32,798
Provisions	3,437	3,826	2,208	1,735	1,381
Payable to parent company	—	75	75	75	75

	93,717	163,855	126,666	121,202	124,624

Non-current liabilities
Deferred tax liabilities	17,142	18,347	19,178	21,529	21,268
Borrowings	150,608	204,870	298,616	324,612	341,601
Other non-current liabilities	1,310	69	52	64	56
Provisions	1,218	1,128	1,026	1,032	986
Liability for employee rights	3,902	5,240	5,250	5,941	5,225
Borrowings from shareholders and other related parties	88,027	47,792	57,394	54,019	58,557
Derivative financial instruments	2,123	5,420	5,201	5,615	5,638

	264,330	282,866	386,717	412,812	433,331

Total liabilities	358,047	446,721	513,383	534,014	557,955

DEFICIT
Share capital	—	—	—		—
Share premium	13,430	13,430	13,430	13,430	13,430
Other reserves	(150)	(1,038)	(371)	(1,222)	(371)
Currency translation adjustment	(747)	(1,222)	9,649	22,466	9,317
Accumulated deficit	(13,035)	(40,935)	(71,352)	(50,111)	(78,924)

	(502)	(29,765)	(48,644)	(15,437)	(56,548)
Non-controlling interests in equity	42	88	154	91	176

Total deficit	(460)	(29,677)	(48,490).	(15,346)	(56,372)

Total liabilities net of deficit	357,587	417,044	464,893	518,668	501,583

				Unaudited
	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
	Dec. 31, 2013 (three months)	Dec. 31, 2014	Dec. 31, 2015	Mar. 31, 2015	Mar. 31, 2016	March 31, 2016
	(€ in thousands)
Cash Flow Data:
Cash flows provided by operating activities	€110	€36,078	€32,474	€730	€6,857	€38,601
Cash flows used in investing activities	(72,142)	(56,869)	(62,452)	(74,448)	(34,793)	(22,797)
Cash flows provided by (used in) financing activities	86,249	23,910	22,117	68,401	33,535	(12,749)

Summary Other Financial Data

				Unaudited
	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
	Dec. 31, 2013 (three months)	Dec. 31, 2014	Dec. 31, 2015	Mar. 31, 2015	Mar. 31, 2016	Mar. 31, 2016
	(€ in thousands)
Revenue	€61,584	€283,144	€355,816	€82,306	€83,508	€357,018
Solutions
Water	52,540	221,492	285,411	64,727	66,039	286,723
Coffee	9,044	61,652	70,405	17,579	17,469	70,295
Geography
Europe	41,278	197,323	261,698	62,041	61,918	261,575
Israel	20,306	85,821	94,118	20,265	21,590	95,443
EBITDA(2)	(1,518)	33,490	41,240	7,884	11,339	44,695
Adjusted EBITDA(2)	10,232	50,201	63,180	12,562	14,833	65,451
Adjusted EBITDA margin (in %)(3)	16.6%	17.7%	17.8%	15.3%	17.8%	18.3%
Net capital expenditures	3,494	16,059	22,700	5,928	5,283	22,055
Adjusted free cash flow(4)	9,333	40,385	36,599	287	6,593	42,865

(2)	EBITDA and Adjusted EBITDA are not measures of financial performance under IFRS and should not be construed as alternatives to other indicators of our operating performance, cash flows or any other measure of performance derived in accordance with IFRS. Eden defines “EBITDA” as net loss before taxes on income, net financial expenses and depreciation and amortization. Adjusted EBITDA is defined as EBITDA after applying adjustments to eliminate certain costs related to restructuring and integration of acquisitions, as well as other costs such as establishment of new business lines, business development expenses with long-term payback periods, as well as cost savings from acquisitions and the annualized impact of acquisitions. In addition, EBITDA and Adjusted EBITDA, as Eden defines them, may not be comparable to other similarly titled measures used by other companies. We present EBITDA and Adjusted EBITDA because we believe it is helpful to investors as measures of our operating performance and ability to service our debt. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results as reported under IFRS. See “Presentation of Financial Information.” The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net loss:

				Unaudited
	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
	Dec. 31, 2013 (three months)	Dec. 31, 2014	Dec. 31, 2015	Mar. 31, 2015	Mar. 31, 2016	Mar. 31, 2016
	(€ in thousands)
Net Loss	(13,031)	(27,900)	(30,351)	(9,173)	(7,550)	(28,728)
Taxes on income	1,670	2,818	72	499	539	112
Net financial expenses	4,005	32,181	36,852	8,402	9,765	38,215
Depreciation and amortization	5,838	26,391	34,667	8,156	8,585	35,096

EBITDA	(1,518)	33,490	41,240	7,884	11,339	44,695
Adjustments:
Other operating expenses(a)	11,750	16,711	21,940	4,678	3,494	20,756
Adjusted EBITDA	10,232	50,201	63,180	12,562	14,833	65,451

(a)	Other operating expenses include adjustments for:
1.	Acquisition, integration and restructuring costs of €10.0 million for the three months ended December 31, 2013, €8.9 million and €14.1 million for the years ended December 31, 2014 and 2015, respectively, €2.8 million and €2.2 million for the three months ended March 31, 2015 and 2016, respectively, and €13.5 million for the twelve months ended March 31, 2016. These costs include professional fees incurred to acquire companies, costs to integrate and rationalize personnel and certain corporate functions.
2.	Establishment costs of €3.1 million and €4.7 million for the years ended December 31, 2014 and 2015, respectively, €0.9 million and €0.8 million for the three months ended March 31, 2015 and 2016, respectively, and €4.6 million for the twelve months ended March 31, 2016. These costs include costs incurred to hire and train sales personnel on certain growth initiatives.
3.	Management fees and other expenses of €1.7 million for the three months ended December 31, 2013, €4.7 million and €3.2 million for the years ended December 31, 2014 and 2015, respectively, €1.0 million and €0.5 million for the three months ended March 31, 2015 and 2016, respectively, and €2.7 million for the twelve months ended March 31, 2016. These costs include fees paid to the owner of the business to advise management as well as other costs related to maintaining the ownership.
(3)	Adjusted EBITDA margin for a given period is Adjusted EBITDA for that period divided by total revenue for that period.
(4)	Adjusted free cash flow represents Adjusted EBITDA less net capital expenditures after changes in operating working capital.

Summary of Certain Operational Data of Eden

				Unaudited
	Fiscal Year Ended			Three Months Ended
	Dec. 31, 2013 (three months)	Dec. 31, 2014	Dec. 31, 2015	Mar. 31, 2015	Mar. 31, 2016
Client base(a) at beginning of period	654,220	655,733	763,703	763,703	898,681
Change in client base attributable to organic growth (net)	(13,721)	4,592	18,513	(1,629)	6,485
Change in client base attributable to acquisition (net)	15,234	103,378	116,465	75,771	49,824
Client base at end of period	655,733	763,703	898,681	837,845	954,990
Retention Rate(b)	85.3%	86.5%	87.0%	86.5%	87.0%

(a)	Client base is the total number of BWC or POU water coolers or OCS coffee machines installed at customer premises.
(b)	Retention rate is defined as 1 minus (the total number of BWC, POU and OCS clients lost in a period as a percentage of the average number of total BWC, POU and OCS clients at the beginning of each month during that period). The numbers for the three month periods are annualized.

In addition, these systems and services are vulnerable to interruptions or other failures resulting from, among other things, natural disasters, terrorist attacks, software, equipment or telecommunications failures, processing errors, computer viruses, hackers, other security issues or supplier defaults. Security, backup and disaster recovery measures may not be adequate or implemented properly to avoid such disruptions or failures. Any disruption or failure of these systems or services could cause substantial errors, processing inefficiencies, security breaches, inability to use the systems or process transactions, loss of customers or other business disruptions, all of which could negatively affect our business and results of operations.

If we are unable to securely maintain our customers’ confidential or credit card information, or other private data relating to our employees or our Company, we could be subject to negative publicity, costly government enforcement actions or private litigation, which could damage our business reputation and negatively affect our results of operations.

The protection of our customer, employee and Company data is critical to us. We have procedures and technology in place to safeguard our customers’ debit card, credit card and other personal information, our employees’ private data and Company records and intellectual property. However, if we experience a data security breach of any kind, we could be exposed to negative publicity, government enforcement actions, private litigation or costly response measures. In addition, our reputation within the business community and with our customers may be affected, which could result in our customers discontinuing their purchases of our products and services or their use of the debit or credit card payment option. Any loss of our ability to securely offer our customers a credit card payment option would make our products less attractive to many small organizations by negatively affecting our customer experience and significantly increasing our administrative costs related to customer payment processing. This could cause us to lose market share to our competitors and could have a negative effect on our results of operations.

We also face other risks that could adversely affect our business, results of operations or financial condition, which include:

•	any requirement to restate financial results in the event of inappropriate application of accounting principles or otherwise;

•	any event that could damage our reputation;

•	failure to properly manage credit risk from customers;

•	failure of our processes to prevent and detect unethical conduct of employees;

•	a significant failure of internal controls over financial reporting;

•	failure of our prevention and control systems related to employee compliance with internal policies and regulatory requirements; and

•	failure of corporate governance policies and procedures.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations, which could have a significant impact on our business.

At January 2, 2016, we had, subject to the limitation discussed below, $328.0 million and $333.9 million of net operating loss carryforwards for U.S. federal and state tax purposes, respectively, and $4.3 million for Canadian tax purposes. The U.S. loss carryforwards will expire in varying amounts through 2034 and 2035 for U.S. federal and state operating loss carryforwards, respectively, and the Canadian carryforward will expire in 2035, if not otherwise used. In general, under Section 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”) or tax credits to offset future taxable income. If we undergo an ownership change, our ability to utilize federal NOLs or tax credits could be limited by Section 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Section 382 and 383 of the Code. Our NOLs or credits may also be impaired under state tax law. Accordingly, we may not be able to utilize a material portion of our NOLs or credits.

Our ability to utilize our U.S. federal and state NOLs or credits is conditioned upon generating U.S. federal and state taxable income. If we are unable to generate U.S. federal and state taxable income to utilize our NOLs, an adjustment to reserve for these NOLs could materially impact our balance sheet.

Valuation allowances have been provided for deferred tax assets related to our state NOLs. Additionally, uncertainties exist as to the future utilization of the operating loss carryforwards. Therefore, in accordance with Financial Accounting Standards Board (“FASB”) and ASC 740-10, we have established a valuation allowance of $15.4 million at January 2, 2016.

Risks Related to Eden’s Business and Industry

For the purposes of this section “—Risks Related to Eden’s Business and Industry” only, the words “we,” “us,” “our,” “Eden,” “Eden Spring,” “Company” and words of similar import refer to Eden Holdings and its subsidiaries on a consolidated basis.

Our business operates in a highly competitive industry.

We operate in a highly competitive industry. Competitive factors with respect to our business include pricing, distribution capabilities, logistics, quality, reputation, brand recognition, technical expertise, advertising, sales activities, retention programs, product innovation, increased efficiency in production and distribution techniques and packaging. Our competitors may have greater business resources and/or financial resources and/or less debt than us. We also face competition from regional brands and local competitors in the markets that we serve.

Within our water offering, our BWC offering faces increased competition from the POU category. Because businesses with POU solutions tend to use less bottled water due to the availability of a continuous supply of filtered water, the installation of these systems poses a competitive threat to our BWC business and reduces the number of potential customers for our BWC solutions. Although we believe we are well positioned to offer our POU solutions to quitting BWC customers, we may not be able to offset a decline in revenue from our BWC customers that switch to one of our competitor’s POU offerings, which could have an adverse effect on our business, financial condition and results of operations. Further, the bottled water industry itself faces competition from other non-alcoholic beverage products, including bottled carbonated and non-carbonated soft drinks. In addition, in the event of a change in consumer preference or if the quality of tap water significantly improves, consumers in certain markets may choose to drink tap water instead of purchasing bottled water or using POU. Increased competition and pricing pressure or a significant increase in the consumption by consumers of tap water could have an adverse effect on our business, financial condition and results of operations.

Our OCS segment is also subject to intense competition and our coffee business competes with providers of both operated and non-operated coffee solutions such as manual fresh bean machines and vending machines. Further, the coffee industry itself faces competition from other non-coffee products, including other hot beverages and soft drinks. Increased competition could have an adverse effect on our business, financial condition and results of operations.

If we are not able to retain and attract customers, our financial performance will be impaired.

Our economic success is based on our ability to retain current customers and attract new customers to our products and services. If we are unable to retain and attract customers, our financial performance will be impaired, and we could fail to meet our financial obligations.

Our ability to compete successfully for new customers and to increase retention depends on, among other things:

•	the actual and perceived quality and cost of our products;

•	our successful execution of marketing and sales strategies, including the acceptance of our value proposition; service delivery and customer care activities, including new account set up and billing; and our credit and collection policies;

•	our ability to anticipate and develop new product offerings and services that are attractive to existing or potential customers;

•	our ability to reliably deliver products and services on schedule;

•	our ability to meet unexpected customer shortages with quick delivery of refills; and

•	our ability to adequately staff our customer service teams to effectively respond to customer inquiries and effectively manage any customer dissatisfaction or similar issues.

We believe that quality of service and reliability of delivery and technical support are key competitive factors in the water and coffee businesses and directly relate to the ability to attract customers and increase retention. If we cannot generate new customers, keep our retention at acceptable levels, and maintain a high level of customer service as we seek to expand our operations, our business, financial condition and results of operations would be adversely affected.

Changing consumer tastes or preferences or improvement in municipal tap water supplies could result in decreased demand for and sales of our products.

Our success is dependent on customer and consumer tastes and preferences. Any significant changes in these preferences or any inability on our part to anticipate or react to such changes could result in reduced demand for our products and erosion of our competitive and financial position. Our success depends on the ability to respond to customer and consumer trends and preferences and these may shift due to a variety of factors.

We believe that the growth of the bottled water industry is due, in large part, to consumer preferences for high quality products and consumer taste preferences for bottled water over tap water and other beverages. In certain markets, POU solutions are eroding BWC volumes due to economic and sustainability preferences. This trend could be expedited by significant improvements in municipal tap water, particularly in certain Eastern Europe markets like Russia where the quality of municipal tap water is currently perceived as poor. In addition, the trend could increase if supported by campaigns to increase the use of tap water over spring water for environmental, or other, reasons. For instance, on August 25, 2013, new regulations were promulgated under the Israeli Public Health Ordinance with the intention of improving the quality of tap water in Israel. Various Israeli bodies and entities, including the Governmental Authority for Water and Sewerage, the Ministry of Environmental Protection and the municipal water companies, had campaigned to improve the quality of tap water and reduce the use of bottled water in Israel.

In the OCS segment, growth is driven by consumer preferences for single-cup brewing, higher quality coffee and increased consumption away from home as well as a shift to preferences for premium coffee solutions. In addition, growth is also impacted by the demand for our physical equipment (e.g. dispensers and our coffee brewers) that we rent or sell to our customers whose tastes and preferences may be affected by the aesthetics of the equipment, ease of use, and energy efficiency standards, among other factors. These factors may not continue to benefit our business to the same extent in the future.

Any change in consumer preferences away from bottled water and filtered water or from the coffee solutions we provide could result in decreased demand for our products and services.

If our bottling processes or water sources were contaminated for any reason, our business could be seriously affected.

Our water is sourced from 27 water sources and we use 27 production facilities for bottling the water. 9 facilities are operated and managed by us, and the other 18 are owned and managed by third parties (referred to as “co-packers”). We believe the quality and integrity of our bottled water products is imperative to our business and our ability to generate new customers and, therefore, all facilities are required to perform routine water quality tests. While we believe our third-party co-packers are easy to replace if need be, our reputation could be severely damaged if production processes are tampered with or our bottled water products are found to be defective, contaminated or impure at any co-packing facilities. Any perceived product quality issues or allegations of product contamination, even if proven false or unfounded, could tarnish the image of our brand and cause consumers to choose other products. The loss of integrity of our bottled water or production processes, and those of the third parties we also rely on, could lead to product recalls, customer illnesses and liability claims that could significantly reduce our goodwill, market share, revenue and ability to generate new customers. In addition, if a competitor’s bottled water were discovered to be contaminated, consumer concern may arise regarding the quality, safety and health benefits of bottled water generally, including our bottled water.

As with all jurisdictions in which we operate, regulations govern the quality, composition, treatment and production processes permitted for water categories. We have procedures and quality controls in place to comply with such regulations. However, the water sources we and our competitors rely on are natural resources, and natural occurrences beyond our control such as droughts and floods could alter the mineral or chemical content or purity of our water, and environmental pollution or contaminants may affect the amount and quality of the water emanating from such water sources. For example, our source of water in Israel, the Salukia Spring in the Golan Heights, has previously been affected by natural occurrences. Due to extreme weather conditions and livestock near the spring’s drainage basin in February 2009, microbial levels in excess of those permitted under Israeli regulations were discovered through our routine water quality control tests. Although we promptly ceased production and none of the affected water reached our customers, the cessation lasted for almost a month and had an adverse impact on our business and the results of our operations. Following the discovery of the microbial inconsistencies, the Israeli Ministry of Health issued an order that allows for a slightly higher, yet safe, level of microbes in the water extracted from the Salukia Spring. Since 2009, we have conducted daily tests of the water from the Salukia Spring against the microbial thresholds permitted under the order. In June 2010, a similar inconsistency in microbial levels was identified through our daily testing and we had to cease production for a second time. Due to our close monitoring of the water, this lapse in production lasted only a few days and was largely due to the need to conduct consecutive water tests to ensure the safety of the water before resuming production. Aside from the incidents in 2009 and 2010, we have been able to consistently rely on the Salukia Spring to meet all of our Israeli water requirements. Following the incident in 2009, and in coordination with the relevant authorities, we have also adopted measures to limit the risk of inconsistencies in the Salukia Spring water. We erected a fence around the perimeter of the spring and its drainage basin and conduct regular patrolling around the spring, and we heightened our controls and security procedures. In addition, we have a dedicated team that monitors on a daily basis any potential risks and have increased our inventory to ensure continuous supply in the event of any further incidents. Additionally, there has previously been a series of complaints relating to smell problems and particles found in the water with respect to Eden’s water source in Portugal. Notwithstanding these complaints, the Portuguese authorities concluded that there was insufficient evidence linking the suspended particles to the production process and have declined to prosecute the matter. While we are not aware of any further complaints with respect to this issue, we cannot guarantee that similar complaints will not be brought in the future or that they will not interfere with production at the Coruche facility. A letter was also received from the Portuguese authorities concerning high iron levels in finished product from the Coruche facility in Portugal. Eden’s laboratory has conducted laboratory tests and has not detected the alleged high level of iron in the water and has been in communications with the authorities to resolve the matter.

Water is a natural resource and there will continue to be a risk of change in the chemical content or purity of the water or reduction in quality of the water due to pollutants or contaminants. In the event any such risk materializes and if the quality of our bottled water suffers serious reputational damage, our business and results of operations could be materially and adversely affected.

Climate change, or legal, regulatory or market measures to address climate change, may negatively affect our business and operations.

There is concern that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. We may be subjected to decreased availability or less favorable pricing for water as a result of such changes, which could impact our manufacturing and distribution operations. In addition, natural disasters and extreme weather conditions may disrupt the productivity of our facilities or the operation of our supply chain. The increasing concern over climate change also may result in more regional and/or global legal and regulatory requirements to reduce or mitigate the effects of greenhouse gases. In the event that such regulation is more aggressive than the sustainability measures that we are currently undertaking to monitor our emissions and improve our energy efficiency, we may experience significant increases in our costs of operation and delivery. In particular, increasing regulation of fuel emissions could substantially increase the cost of energy, including fuel, required to operate our facilities or transport and distribute our products, thereby substantially increasing the distribution and supply chain costs associated with our products. As a result, climate change could negatively affect our business and operations.

The bottled water industry is regulated and if we are unable to continue to comply with applicable laws, regulations and standards in any jurisdiction, we may not be able to sell our products in that jurisdiction.

The production, distribution, sale, and servicing of our products are subject to regulations in each of the markets in which we operate. Our bottled water, and the water supplied by third parties with whom we have supply and distribution agreements, must meet certain safety requirements for human consumption, labeling, processing and distribution under sanitary conditions and production. All of the bottled water produced must meet certain mineral and chemical concentration levels related to drinking water quality and treatment. In addition, the labels affixed to our bottles and related packaging are subject to restrictions on health and nutritional claims. Regulations, among other matters, set standards for approved water sources and specific processing treatment requirements. While we always endeavor to comply with such regulations, there may be instances where we find ourselves in contravention. For instance, Polish regulation requires that water is bottled, labeled and distributed only as “natural mineral water,” “spring water” or “table water” with each classification having certain specifications regarding permitted production processes and labeling. In 2012, we adopted microbiological filtration and softening processes to improve the taste and appearance of the spring water from the Krzeszowice source in Poland and inadvertently contravened that regulation because the adopted processes were not permitted in the production of “spring water.” The Polish sanitary authority issued a decision stating that the water could therefore no longer be labeled “spring water.” We changed our labeling to “Eden still water” but in doing so again inadvertently contravened the law by not properly labeling the water as one of the three permitted options. We therefore stopped using the microbiological filtration and softening processes and reverted to labeling the water as “spring water” thereby bringing us back into compliance with the Polish regulatory framework. While this contravention of applicable regulation resulted only in a PLN 35,000 (approximately €8,400 equivalent) fine, future failure to fully comply with regulations or to maintain the required governmental approvals is possible and could result in warning letters, fines, product recalls or seizures, civil or criminal penalties or injunctions, each of which could adversely affect our business, financial condition, reputation and results of operations. See “Business of Eden—Regulatory Framework.”

Changes to applicable laws and regulations relating to our customers could have a material adverse effect on our business, financial condition and results of operations.

The water industry is highly regulated by local and European legislation related to food safety and hygiene, employment conditions and environmental regulation. From time to time, European Union Member States consider laws and regulations relating to the provision of water in the workplace. While these regulations only have an indirect effect on us because they directly regulate our customers, any change in these regulations could have an adverse effect on customer demand. While we work closely with all of our customers to ensure that we generate long-term customer relationships, there can be no assurance that we will continue to have the same level of success if the regulatory environment in which our customers make decisions were to change.

For example, under French and Polish regulations, there is a legal obligation for employers to provide drinking water to their employees. Although these regulations primarily affect employers, and not providers or distributors of water, changes in these regulations, or their interpretation or enforcement, could adversely affect the success of our marketing strategy to the business to business (“B2B”) customer segments in France and Poland. Additionally, given our strategic emphasis to focus marketing efforts in Europe towards B2B as opposed to business to consumer, we may be more vulnerable than our competitors to changes in current trade practices. Adverse regulatory or other decisions affecting employers could have a material adverse effect on our business, operating results and financial condition.

Changes to applicable laws and regulations relating to permits and licenses approvals, or any failure to obtain required permits and licenses or to satisfy ongoing conditions in relation to existing permits or licenses, could have a material adverse effect on our business, financial condition and results of operations.

Our ability to successfully carry out our operations and satisfy our delivery obligations under contracts with customers depends on our ability to obtain and maintain the lease rights, permits and licenses necessary to facilitate the use of water sources and production facilities. In obtaining such permits and licenses, we must comply with the local regulatory rules provided for by each jurisdiction in which we operate and comply with any ongoing regulatory conditions. No assurance can be given that all necessary permits and licenses will be granted in a timely manner or at all, or if they are granted, that we will be in a position to comply with all of the conditions that may attach to those instruments. Our existing permits and licenses required for our operations are also subject to review, renewal, interpretation, modification, suspension or termination from time to time by the relevant authorities in each of the countries in which we operate. Even if our permits and licenses are renewed, we could become subject to additional obligations, which may impact our business, financial conditions and results of operations.

For example, the Israeli Water Authority permits us an annual allocation of water pursuant to an agreement with its operating body, Mekorot, dated September 2, 2010. This agreement may be terminated upon 90 days prior notice by either Mekorot or us and this agreement may also be terminated if the water sourced from the Salukia Spring becomes contaminated. The Israeli Water Authority also has general authority to terminate the agreement, or to reduce the quantities of water supplied from the spring, if, for instance, it determines that continued extraction of water from the spring is likely to harm the spring or should be used for other national purposes. This agreement remains in force. We also have a production permit issued by the Israeli Ministry of Health for the bottling and sale of water sourced from the Salukia Spring. The Ministry of Health production permits issued to us in preceding years were generally issued for periods of up to 12 months. Our current permit expires at the end of June 2016, and we expect that the permit will continue to be renewed as it has been over preceding years. Additionally, the Ministry of Health is encouraging us to find an alternative water source to the Salukia Spring because the Ministry would like to eventually retract the order it issued following a contamination incident in 2009 (see “—If our bottling processes or water sources were contaminated for any reason, our business could be seriously affected.”). We are currently exploring alternative water source possibilities and are examining the use of water produced from drilling. Should our Israeli production permit, or any other permits or licenses we hold in the countries in which we operate, be terminated or limited, it could have a material adverse effect on our business, financial condition and results of operations.

Finally, any regulatory approval procedures, conditions attached to existing permits and licenses or requirements to renew or transfer a permit or license, could be added to or amended. No assurance can be given that such additions or amendments, if onerous, will not adversely impact our ability to carry out our operations. Failure to obtain any necessary permits or licenses, or renewals or transfers of such permits or licenses, and satisfy any ongoing conditions could prevent us from carrying out our operations and satisfying our delivery obligations under contracts with customers, which could have a material adverse effect on our business, financial condition and results of operations.

Jurisdictions in which we operate regulate the use of bisphenol A (“BPA”), and consumers may not purchase products that use BPA.

The manufacture, sale and use of resins and BPA used to make our water bottles are subject to regulation. BPA is used to make food containers such as beverage bottles and storage containers and is therefore contained in substantially all of our plastic bottles. The use of BPA is regulated in the European Union by Regulation EU 10/2011 on plastic materials and food contact materials and Directive 2011/8/EU restricting the use of BPA in plastic infant feeding bottles. After a full risk assessment of BPA in 2006, the European Food Safety Authority set an EU-wide tolerable daily intake of 0.05 milligrams per kilogram of body weight. Although this limit has been maintained after a number of reviews, the European Food Safety Authority is currently engaged in another ongoing full risk assessment regarding the use of BPA. This full risk assessment, or future reviews, could lead to a change in the tolerable daily intake and even an outright ban at the EU level, and could therefore force us to replace our plastic water bottles across the EU. Furthermore, certain EU Member States have already begun to adopt more stringent regulations than the EU framework requires. For example, in France, French Law no. 2012-1442, adopted on December 24, 2012 and became effective on January 1, 2015, prohibits the manufacture, importation, exportation and placing on the market of any food packaging containing BPA. France has also introduced labeling requirements for food products that use BPA and could reasonably be used by children under three years old or by pregnant women. The fundamental EU internal market principle of the free movement of goods may ensure that bottles manufactured in compliance with the current and less stringent EU legislative framework in another EU Member State and then exported into France from that Member State will still be permitted for use in France. However, we are required to comply with the French regulation in the interim and there is a likelihood that it will ultimately be determined at the EU level that France is entitled to restrict such imports on public policy or health grounds due to Member States having significant scope for derogation from certain EU laws on these grounds. In France, we therefore made the required investment in 2013 to replace our bottles with BPA-free plastic with adequate functionality and durability. In the future, other EU Member States could adopt bans similar to that of France, thereby creating a more uncertain EU legal landscape. The legal uncertainty regarding the use of BPA and the potential for wide-spread bans on the use of BPA may force us to replace all of our water bottles with BPA-free alternatives, and although we already have a BPA-free option available, and may only be forced to transition to BPA-free plastic over an extended time period in the event such a transition is required, it could nevertheless negatively impact our business, financial condition and results of operations.

Also, negative media attention regarding BPA has generated concern in the bottled water market, and media reports suggest that a number of companies are already reducing usage of BPA in producing their bottles due to consumer concern and the uncertain legal landscape. An increase in consumer concerns could also force us to rapidly replace all of our water bottles with BPA-free alternatives in the future, adversely affecting our business and results of operations.

We face credit risk from our key third-party distributor in Israel and from our customers.

We extend credit to some of our customers by providing services in advance of payment. Local country management has a high degree of autonomy in determining pricing and contract strategy, which is influenced by local market circumstances and the competitive environment. In general, we invoice our customers on a monthly basis based on the prior month’s consumption and services provided. In some markets (such as the Nordics, France and the Netherlands) customers are invoiced in advance for “rental contracts” and “package contracts.” In Israel, Jafora is our key distributor through which we distribute PET products to retail outlets. We sell our PET products to Jafora on 60-day terms and Jafora does not put up collateral against the credit it receives. Our net credit exposure to Jafora (less the amount payable by us to Jafora) as of March 31, 2016 was €5.9 million. We have rigorous credit policies and procedures to mitigate credit risk and, while we have no significant exposure to credit risk with any single end-customer, we still suffer losses from doubtful accounts. If we cannot properly manage our credit risk, our results of operations would be adversely affected. Conversely, if we institute overly rigorous credit policies, it could impair our ability to attract and retain customers.

Fluctuations in the cost of essential raw materials and commodities for the manufacture and delivery of our products could significantly impact our business.

For the year ended December 31, 2015, fuel and coffee consumables costs accounted for less than 2% and less than 7% (of which approximately half is attributed to coffee beans and the remainder to capsules and packaging) of our revenue, respectively. While these costs were comparatively small, the price of fuel impacts the cost of our products, both in terms of transportation and distribution costs and, as petroleum is used in manufacturing plastic, the costs of obtaining plastics from our suppliers. If the cost of fuel rises significantly, our transportation and plastic -related costs increase, which impacts the profitability of our operations unless we are able to pass through this cost to our customers. In the past, we have imposed fuel surcharges to mitigate the fluctuations in fuel costs to an extent and fluctuations have not therefore materially affected our margins historically, but our ability to pass on any significant fuel cost rises to our customers is limited and such rises could increase the overall cost of our products leading to increased customer cancellations and reduced revenue. The petroleum markets remain volatile and there can be no assurances that customer surcharges or other measures we take will recover all or any portion of our costs. Significant increases in fuel prices, a severe or protracted disruption in fuel supplies or imposition of mandatory allocations or rationing of fuel could increase the cost of our products and disrupt deliveries to customers, which, in turn, could negatively affect our business, financial condition and results of operations.

The supply and price of coffee beans may be affected by weather, international conditions, consumer demand and access to transportation. Currently, the cost of green coffee is rising in certain coffee growing regions and has led to fears of potential supply shortages. While coffee consumables costs accounted for less than 7% of our revenue for the twelve months ended March 31, 2016, a significant increase in the price of coffee beans could impact our coffee sales and margins if we are unable to pass along such costs to our customers, which could adversely impact our business, financial condition and results of operations.

Economic downturns or worsening global economic conditions could have a significant adverse impact on our business and results of operations.

Our business is affected by changes in general economic conditions of the markets and geographic regions in which we sell our products and solutions. Historically, our results of operations have been influenced, and will continue to be influenced, by the general state of the global and regional economies. As a result, our income and results of operations depend, to a certain extent, on the performance of the global economy; particularly GDP and employment levels. When GDP decreases, employers may cut-back on costs and may no longer offer free or subsidized water and coffee to employees, and when unemployment increases there are fewer employees to consume our office-based water and coffee offerings. We are especially exposed to the volatility of the European economies. As an example, the European BWC segment witnessed a slowdown in both volumes and pricing since 2009 due to the financial crisis. Concerns persist regarding the debt and/or deficit burden of certain European countries and their ability to meet future financial obligations, and many European countries are still pursuing austerity measures. According to the OECD, the EU’s GDP grew 1.4% in 2014 and 1.9% in 2015, while GDP in Israel grew 2.6% and 2.5% in 2014 and 2015, respectively. For 2016, the EU’s GDP is expected to grow 1.8%1 and Israel’s GDP is expected to grow 2.5%. Unemployment in the EU was 10.2% and 9.4% in 2014 and 2015, respectively. The unemployment rate for Israel over those same years was 5.9% and 5.2%, respectively. Continued volatility or worsening of economic conditions across our markets could have a materially adverse effect on our business.

Significant interruptions to our production facilities could adversely affect our business.

If any of our production facilities or those owned and operated by third parties were impaired for an extended period of time for any reason, including natural or manmade disasters such as hurricanes, fires, earthquakes or floods or due to a labor strike or dispute or environmental contamination, we would likely have to relocate production to an alternate facility. Relocation could increase transportation costs, which could limit the supply of our products and reduce sales. Higher costs and lower sales could adversely affect our business, financial condition and results of operations.

We rely on third parties for the performance of bottling, transportation and logistical services.

For some of the bottling, logistical and transportation of our products to our customers, we rely upon third-party service providers. Any delays in delivery or poor handling by third-party production facility co-packers, third-party distributors and third-party transport operators of our raw materials, packaging materials or finished products may affect our sales and damage our reputation. Our business requires significant movement of raw materials, packaging materials and finished products. Part of the transportation and delivery of these materials and products are undertaken by third -party contractors, which operate beyond our direct control. Interruptions in the transportation of raw materials or packaging materials to us or delivery of finished products to our customers, and poor handling of materials or products in transit could interrupt our business, cause us losses, damage our reputation, and have an adverse effect on our cash flow, results of operations and financial condition.

In Europe, our water is bottled by us, or in some instances by co-packers. After the water is bottled, the full bottles are packed and shipped to one of our or our third-party managed branches, primarily by third-party distributors who are also responsible for collecting empty bottles. From the branches, the bottles are distributed to the customer by a mix of three types of distributors depending on which method is most cost effective based on route density and other factors. The three types of distributors are: our own-employees, self-employees (entrepreneurs that work for Eden Springs on demand) and dealers (common carrier distributors that also work for other parties). Although we believe co-packers are easy to replace, as a result of the NWDE Acquisition (as defined below), we are currently more dependent on these production facilities than we otherwise would be and this exposes us to reliance on these third parties. In Israel, our PET solutions are distributed directly from our production facility by our key third-party distributor, Jafora, to retail outlets. Our ability to service our customers depends, in many cases, upon our ability to negotiate reasonable terms with distributors and while in the majority of markets in which we operate there is sufficient competition between third -party providers, there may not always be suitable alternative third-party providers available to ensure a strong negotiating position. To provide a material example, we rely on Jafora as a sole distributor in Israel for distribution of our PET products. Jafora is a joint owner of Ein Gedi, a primary competitor in the Israeli PET market. The distribution agreement with Jafora therefore required approval by the Israel Antitrust Authority, which was granted in 2004, extended until March 2015 and recently extended until September 2020. We cannot provide assurance that further extension of this agreement will be approved and a termination of this agreement due to non-renewal or for any other reason, such as non-compliance with the conditions of the antitrust exemption or the relationship between us and Jafora ceasing to be mutually beneficially, would likely adversely affect our business. We also rely on third parties for some of the distribution of our OCS solutions and for the installation and service of POU and OCS machines.

To the extent that our third-party carriers increase their rates, including to reflect higher fuel, maintenance, labor or other costs due to increased regulation, taxation or otherwise, we may not be able to pass on such increases to our customers in a timely manner, if at all. Any material increases in our transport costs that we are unable to pass on to customers fully could materially adversely affect our business, financial condition and results of operations.

We are dependent on third-party suppliers. Any disruption in these services or increases in costs could adversely affect our business, financial condition and results of operations.

We rely on a number of third-party suppliers to supply us with water coolers, coffee machines, and other products, which exposes us to risks that such suppliers may fail to meet our volume, timeline or guiding specifications. For example, we rely primarily on Oasis and Ebac, and Champ, respectively, to produce BWC and POU water coolers. In some of the countries in which we operate, we rely primarily on Lavazza for our coffee machines and coffee and, although we may be able to provide customers with our Edenissimo coffee products or other brands as an alternative, we believe that Lavazza is a key supplier that cannot be easily replaced. We have individual contracts with Lavazza in some countries and these contracts are generally renewed annually. Coffee prices charged by Lavazza can be changed once a year by Lavazza and that is normally done in mutual understanding with both parties considering market conditions, but there is no guarantee that the contracts will be renewed each year or that we will always be able to reach a mutual understanding. In the UK, since the Kafevend Acquisition (as defined below), we also rely on Mars Drinks to supply Flavia and Klix drinks machines and single serve capsules for those machines. The success of our coffee business may also be affected by our access to distribution rights for these or other coffee products, which may, in turn, have an adverse effect on our business, financial condition and results of operations if we fail to gain or lose access to the most popular and preferred coffee products.

Furthermore, our suppliers are subject to a number of regulations, including food safety and environmental regulations. Failure by any of our suppliers to comply with these regulations, or allegations of compliance failure, may disrupt our supply of product or raw materials, which could have an adverse effect on our business, financial condition, results of operations or liquidity.

No assurance can be given that we will be able to maintain the supplies we require on a timely basis or that we will be able to obtain them at prices that allow us to maintain the financial performance we have had in the past. If we are unable to renegotiate favorable contracts with our suppliers when they expire or, alternatively, if we are unable to replace them, we may suffer a shortage of necessary materials or price increases that could have a material adverse impact on our business, financial condition and results of operations.

Introductions of new or improved products and technologies to improve operations efficiency may not prove successful, which could disrupt our business or adversely affect our financial condition and results of operations.

We invest in new products or technologies that we believe would provide a strategic fit with our business or expand our business. Staying abreast of these technological changes necessarily entails capital expenditures, which could exceed our projections or strain our financial position. Further product development and investments are accompanied by potential risks and challenges that could disrupt our business operations, increase our operating costs or capital expenditure requirements and reduce the value of the new products or technology. In addition, the process of integrating new products and technologies might result in significant transaction costs, operating difficulties or unanticipated expenditures and might require management attention that would otherwise be available for ongoing development of our business. Although we strategically invest in our business, there can be no assurance that we can acquire or successfully implement new models or variants of existing models of our water and coffee machines, or those supplied by third parties, and/or that we will be successful in providing the accompanying products that will be most appealing to our customers.

Our business is seasonal and adverse weather conditions could negatively impact our business.

Our business is seasonal and the peak period for sales and revenue of our water products typically increases in the summer months due to increased consumption of cold beverages. Conversely, sales of our coffee products peak in the winter months. Cooler summer weather or warmer winter weather could decrease our sales and have an adverse impact on our business, financial condition and results of operations.

Our success depends on our senior management team and other key personnel, as well as on highly skilled employees that may be difficult to attract and retain.

Our ability to maintain our competitive position and implement our business strategy will likely depend on the services of our senior management team and other key personnel. The loss or departure of any member of our senior management team, particularly our Chief Executive Officer, or other key employees could have a material adverse effect on our business, financial condition and results of operations and we may not be able to attract and retain individuals with the same or similar levels of experience or expertise.

Our success also depends in large part on our ability to attract and retain qualified employees and to maintain relationships with our key third-party distributors. The failure to attract and retain qualified personnel, for which we face significant competition, may have a material adverse effect on our business, financial condition and results of operations.

We depend on our software and information systems for data collection, accounting and for the maintenance, supervision and coordination of our distribution networks.

Our information system is essential to our overall administrative function and success. We depend on our information systems to process orders, manage inventory and customer accounts, supervise personnel, maintain supplier and distributor information, maintain cost-efficient operations and assist in delivering products on a timely basis. An extended interruption of our information systems for any reason could disrupt our access to information, which could affect our ability to effectively and efficiently manage the business. In particular, our centralized information technology system is based in Israel and, in the event we were to sell the Israel portion of our business, certain information systems may be difficult or costly to replace.

If we are unable to secure our customers’ confidential or credit card information, or other private data relating to our employees or our Company, we could be subject to negative publicity, costly government enforcement actions or private litigation, which could damage our business reputation and adversely affect our financial results.

The protection of our customer, employee and company data is critical to us. We have procedures and technology in place to safeguard our customers’ debit and credit card, and other personal information, our employees’ private data and company records and intellectual property. However, if we experience a data security breach of any kind, we could be exposed to negative publicity, government enforcement actions, private litigation or costly response measures. In addition, our reputation within the business community and with our customers may be affected, which could result in our customers discontinuing their purchases of our products and services or their use of the debit or credit card payment option. Any loss of our ability to securely offer our customers a credit card payment option would make our products less attractive to many small organizations by negatively impacting our customer experience and significantly increasing our administrative costs related to customer payment processing. This could cause us to lose market share to our competitors and could have an adverse effect on our financial results.

Our intellectual property rights, and/or the intellectual property rights of our suppliers, could be infringed or challenged and reduce the value of our products and brands and have an adverse impact on our business, financial condition and results of operations.

We possess intellectual property rights that are important to our business. These intellectual property rights are primarily trademarks, which are important to our business and relate to some of our products, their packaging, and our overall business branding. We protect our intellectual property rights through a combination of trademark laws, third -party assignment and nondisclosure agreements and monitoring of third-party misuses of our intellectual property. If we fail to obtain or adequately protect our intellectual property, or if there is a change in law that limits or removes the current legal protections of our intellectual property, the value of our products and brands could be reduced and there could be an adverse impact on our business, financial condition and results of operations.

Similarly, we sell brand name products such as Lavazza coffee machines and coffee capsules and Mars Drinks’ Flavia and Klix coffee machines and capsules; and those brands are owned by our suppliers or other third parties. We also have agreements with Nestlé to sell-through Nestlé products and to use Nestlé trademarks and the Nestlé mySpring brand. We have limited control over such brands and any failure on the part of the owners of such brands to defend their intellectual property rights or preserve and build their brand reputation could compromise their brands, diminish their value and potentially adversely impact our sales and/or our own reputation.

We may inadvertently infringe on the intellectual property rights of third parties or become dependent on licensing intellectual property from third- parties.

We cannot exclude the possibility that we may inadvertently infringe on intellectual property rights of third-parties, including the intellectual property rights of the brand trademarks we currently licence and will licence from Nestlé. Such inadvertent infringement could include infringing trademarks, improperly using patented technologies or processes of third -parties, or breaching certain non-disclosure provisions of our manufacturing contracts.

If we were to infringe the intellectual property rights of a third-party, we may not be able to manufacture, use or market the affected products or technologies, as applicable, in the countries where the intellectual property rights were granted to that third-party. As a result, we may be forced to make changes to our products or our manufacturing processes to remedy such an infringement. In addition, we could be held liable for damages and other compensation for infringements. We could also be forced to procure licenses to make use of technology from third parties, which would entail additional costs. In that event, we may not be able to obtain the licenses we need for our business at reasonable terms, or at all. In connection with any such licenses, we may not obtain regulatory approvals that may be required, which could in certain cases lead to a loss of all or part of the funds already invested in the use of the licenses or to limitations on our operations. Any restrictions on, or interruptions of, delivery or production resulting from intellectual property infringement or our inability to acquire necessary licenses could have a material adverse effect on our business, financial condition, and results of operations.

Litigation or legal proceedings could expose us to significant liabilities, including product liability claims, and damage our reputation.

We are from time to time subject to various litigation claims and legal proceedings. See “Business of Eden—Legal Proceedings.” If our products are not safely and/or properly manufactured or designed, personal injuries or property damage could result, which could subject us to claims for damages. The costs associated with defending product liability and other claims, and the payment of damages, could be substantial. Our reputation could also be adversely affected by such claims, whether or not successful. In addition, we may be subject to claims and proceedings arising from on-site accidents or injuries to our employees. While we obtain insurance for workers compensation claims, the insurance may not be adequate or available to cover all claims and we may not be able to renew or obtain insurance coverage on reasonable terms or at all.

Although we are unable to estimate the monetary amount of exposure to loss, if any, in connection with many litigation matters, we make reserves as warranted and we have also asserted insurance claims where appropriate. Actual outcomes or losses may differ materially from amounts that we may establish as a reserve or any recoveries we may receive from insurance. Actual settlements, judgments or resolutions of these claims or proceedings may negatively affect our business and financial performance. A successful claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages and could materially adversely affect our business, financial condition and results of operations.

In some of the markets in which we operate, a portion of our workforce belongs to unions. Failure to successfully renew collective bargaining agreements, or strikes or work stoppages could cause our business to suffer.

Some of our employees are represented by unions or works councils or are covered by collective bargaining agreements. Some of our employees in France are represented by works councils and unions, and we are subject to collective bargaining agreements with some of our employees in France. Strikes or work stoppages and interruptions could occur if we are unable to sign or renew collective bargaining agreements on satisfactory terms, which could adversely impact our operating results. There are also works councils in the Netherlands, Poland and in Germany, and there are also unions in Israel and Norway. The terms and conditions of existing or renegotiated agreements could increase our costs or otherwise affect our ability to fully implement future operational changes to enhance our efficiency.

We face risks associated with conducting business in multiple countries.

We market our products across Europe and Israel and pursue a strategy of further expanding our operations. In a number of the markets in which we currently do business or may do business in the future, especially emerging markets, the commercial, economic, political or legal environment is different from, and less stable than, markets in Western and Northern Europe. We are exposed to factors of which we have little or no control and which may adversely affect our results of operations and financial conditions. These factors include, among other things:

•	political, legal or social instability or volatility;

•	wars, terrorism, regional or multinational conflicts;

•	natural disasters, fuel shortages and sudden increases in fuel prices;

•	underdeveloped infrastructure and changes in distribution and supply channels;

•	unexpected changes in regulatory environments and interference by local authorities in the business environment, making it more difficult to obtain permits and licenses or comply with environmental and health and safety regulations;

•	trade restrictions, sanctions and penalties;

•	fluctuations in currency exchange rates;

•	changes in applicable laws or past practices regarding local government procedures and inconsistent application of existing regulations;

•	labor strikes and sudden or unexpected increases in wages;

•	underdeveloped or otherwise insufficient legal and administrative systems; and

•	crime or fraud.

Our overall success as a pan-European business and our strategy of further expansion depend, to a considerable extent, on our ability to anticipate, monitor and effectively manage differing legal, political, social and regulatory environments and economic conditions and unforeseeable developments. We cannot assure you that we will continue to succeed in developing and implementing policies and strategies which will be effective and cost-efficient in each location where we currently do business or new countries we may enter in the future.

In particular, our spring water source for Israel is in the Golan Heights, which is politically contested and is located adjacent to Syria, where there is currently a civil war. There have been violent disputes over the Golan Heights previously, and there remain risks that violent disputes could occur again in the future. Additionally, there is a risk of spill-over from the Syrian civil war into the Golan Heights, and also for the area to be affected by the recent developments relating to the Islamic State of Iraq and the Levant (ISIL; also known as ISIS or IS). There is also a risk of Israeli withdrawal from the Golan Heights as part of a future peace agreement in the region. Additionally, tensions between Israel and the Palestinian territories, especially Gaza, have brought with it wide -spread anti-Israeli sentiment and protests, which gives rise to reputational risks and could give rise to ancillary effects that could adversely affect our business, including the boycotting of our products. Any of these occurrences could materially affect our business, results of operations and financial condition.

Fluctuations in foreign currency exchange rates may adversely affect our results of operations.

We conduct our business in various currencies other than the euro, primarily, Swedish Kroner, Danish Kroner, Norwegian Kroner, Polish Zloty, British Pound, Swiss Franc, U.S. Dollar, Russian Rubles, and Israeli New Shekel. As a result, our financial position and results of operations are subject to currency translation risks. Currency translation risk arises through fluctuations in the exchange rate of the currencies of the countries that are not part of the European Monetary Union and their impact on our results of operations and balance sheet positions as we translate the financial results from our subsidiaries in those countries to the euro. We largely benefit from natural hedging and face limited transactional currency exchange risk because although a significant portion of our revenue is denominated in currencies other than the euro, they are generally accompanied by costs in the same currency. Our Israeli activity, however, is exposed to foreign currency exchange risk on imported goods and on charges to other companies within the group for IT services, which are located in Israel. We are therefore subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investing transactions conducted in currencies other than the euro. Significant fluctuations in exchange rates against the euro may have an adverse impact on our financial performance.

Our insurance coverage may not be adequate to protect us against all potential losses to which we may be subject, which could have a material adverse effect on our business.

While we recently implemented an insurance coverage enhancement program with the assistance of AON and believe that the types and amounts of insurance coverage we currently maintain are sufficient and adequate for the conduct of our business, our insurance policies may not cover all potential risks associated with our business or for which we may otherwise be liable. For example, our insurance policies may not cover, or fully cover, us against political risks, global conflicts, environmental risks or the inherent hazards of our operations and products. Furthermore, there can be no assurance that any claim under our insurance policies will be honored fully or timely, our insurance coverage will be sufficient in any respect or our insurance premiums will not increase substantially. Accordingly, to the extent that we suffer loss or damage that is not covered by our insurance or which exceeds our coverage, or have to pay higher insurance premiums, our financial condition may be materially adversely affected.

Risks Related to the Eden Acquisition

We may not realize the expected benefits of the Eden Acquisition because of integration difficulties and other challenges.

The success of the Eden Acquisition will depend, in part, on our ability to realize all or some of the anticipated benefits from integrating Eden’s business with our existing businesses. The integration process may be complex, costly and time-consuming. The difficulties of integrating the operations of Eden’s business include, among others:

•	failure to implement our business plan for the combined business;

•	unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

•	possible inconsistencies in standards, controls, procedures and policies, and compensation structures between Eden’s structure and our structure;

•	failure to retain key customers and suppliers;

•	unanticipated changes in applicable laws and regulations;

•	failure to retain key employees;

•	operating risks inherent in Eden’s business and our business; and

•	unanticipated issues, expenses and liabilities.

We may not be able to maintain the levels of revenue, earnings or operating efficiency that each of Cott and Eden had achieved or might achieve separately. In addition, we may not accomplish the integration of Eden’s business smoothly, successfully or within the anticipated costs or timeframe. If we experience difficulties with the integration process, the anticipated benefits of the Eden Acquisition may not be realized fully, or at all, or may take longer to realize than expected.

BUSINESS OF EDEN

For the purposes of this section “Business of Eden” only, the words “we,” “us,” “our,” “Eden,” “Eden Springs,” “Company” and words of similar import refer to Eden and its subsidiaries on a consolidated basis. Eden Holdings refers to the parent holding company of Eden.

Overview

We are a leading provider of water and coffee solutions in Europe. We operate in 17 European countries, and Israel, and have a higher combined water and coffee installed client base than any of our competitors. We offer a variety of integrated water and coffee solutions designed to cater to the broad range of tastes and requirements of our diverse customer base. Our offerings are segmented into water and coffee solutions:

Water Solutions

•	Our stand-alone BWC offering is our principal business and consists of the installation, rental and servicing of stand-alone bottled water coolers and the sale and delivery of bottled water and accessory products to our customers. Our BWC business provides a platform for continued growth of our other solutions. According to a report by Zenith International from 2015, we are the largest BWC provider in Europe and hold the largest or second largest presence by BWC client base in 16 of the 17 European countries in which we operate, as well as in Israel.

•	Our POU offering consists of the installation, rental and servicing of point of use plumbed in water coolers that access and filter tap water, as well as the sale of accessory products. According to a report by Zenith International from 2015, we hold the second largest POU position by client base across the 17 European countries we are present in and believe POU represents a significant opportunity for sustainable growth.

•	Our PET offering consists of the sale of branded small pack plastic bottles of water for personal use. We offer our PET products primarily in Israel to retail outlets through a third party distributor and we believe we currently hold the largest share of the Israeli PET segment by value.

Coffee Solutions

•	Our OCS offering consists of the installation, rental and servicing of a variety of stand-alone coffee machines and the sale and delivery of coffee (capsule, bean, ground and soluble), tea, chocolate and accessory products. We have been growing our OCS presence in 17 European countries and are a leading OCS provider in the UK. We also hold a leading position in the Israeli OCS segment, according to a 2012 report by GIL-CSC.

Our water and coffee business models have significant operational overlap in areas such as customer service, billing and collection, sales and marketing and administration, which allows us to integrate new coffee customers onto our existing water business platforms and offer a dual water and coffee solution with increased operational efficiency. In recent years, we have achieved revenue growth and consolidated our position in the water and coffee space through strategic acquisitions, such as the acquisition of NWDE, which occurred in three stages, starting with the signing of the acquisition documents in September 2014 and the first closing on December 2014, and concluding on February 1, 2016 (the “NWDE Acquisition”). For the twelve months ended December 31, 2015, we generated revenue of €355.8 million.

As of March 31, 2016, we had an installed client base of around 955,000, comprising 800,000 water coolers and 155,000 coffee machines.

For the twelve months ended March 31, 2016, we distributed more than 31 million BWC bottles and more than 730 million liters of water in our BWC and PET offerings combined. Our water is sourced from 27 water sources. To deliver our water and coffee solutions, we manage a network of primarily third- party distribution assets, including production facilities, branches and service vehicles. Our bottles are washed, sterilized, filled and capped at 27 production facilities (9 of which we own and operate, with the other 18 owned and operated by third parties) located near the site of each facility’s water source. We apply high-quality standards and perform quality control checks at the water sources and production facilities, including those managed by third- parties. As of March 31, 2016, we had approximately 1,200 service vehicles and employed approximately 3,200 full-time equivalent employees, of which approximately 90% are in Europe and 10% are in Israel.

Our Competitive Strengths

Our business benefits from the following competitive strengths:

Leading presence in an industry with attractive market dynamics.

We are a leading provider in the water solutions space and currently hold the largest or second largest share by BWC client base in 17 of the 18 countries in which we operate. We have a track record of achieving a leading presence in our chosen areas of operation. We were the first to develop BWC and PET offerings in Israel and had an approximately 74% BWC segment share in Israel in 2012, according to a report by GIL-CSC. We believe we also hold the leading presence in the Israeli PET segment. We were among the first companies to develop the BWC category in Europe in the late 1990s and by 2015 we had an approximately 28.7% aggregated share of the BWC installed client base across the European countries in which we are present and are reported on by Zenith International. We launched our POU offering in Europe in 2008 and by 2015 we had already become the second largest player by client base across the European countries in which we are present, a position we retain. The combined BWC and POU segment in Europe (based on the number of water coolers installed) is forecasted by Zenith International to grow at a CAGR of 3.1% from 2015 through 2019, driven primarily by growth in GDP, total hours worked and a continued focus on well-being and the health benefits of water consumption. We believe that our leading presence in the BWC segment and pan-European scale and strongly positions us to capture an increasing portion of growth in the water solutions space, cross-sell our coffee and water solutions and continue to generate increased operational efficiencies.

We have been growing our OCS presence in Europe and, following the acquisition of Kafevend Holdings Limited and its subsidiary in December 2013 (the “Kafevend Acquisition”), we are a leading OCS provider in the UK. Our Israeli coffee brand, Pauza, is the overall leader in the OCS segment with an approximately 45% share in 2012 according to a report by GIL-CSC. Overall coffee consumption per capita is increasing, with the office coffee segment showing a strong trend towards a shift in consumption to premium coffee (fresh ground and capsules as opposed to coffee granules and soluble coffee), which is our core focus. In conjunction with our preferred coffee suppliers Lavazza and Mars Drinks, we cater to the premium-taste portion of the OCS segment and we believe we are well positioned to capitalize on this trend. We have further increased our opportunities for growing our OCS presence through cross-selling our coffee solutions to a much larger geographic and customer base across Europe.

Diversified business profile.

We have a balanced and diversified business profile which favors revenue stability and creates significant growth opportunities.

Due to our strong brand recognition and reputation, we are a preferred supplier to a high-quality and diversified customer base. Our customer base is broad in terms of customer size, industry and geographic region, ranging from recognized blue chip companies to individual homes and offices across 18 countries. For the year ended December 31, 2015, our top 10 customers in aggregate accounted for less than 5% of our total revenue.

We offer a variety of integrated water and coffee solutions (including three water offerings), with coffee generating an increasing percentage of our revenue since launching our OCS business in Europe in 2010 and developing our strategy to integrate new coffee customers onto our existing water business platforms. Coffee accounted for revenue of €9.0 million (14.5% of our total revenue) for the three months ended December 31, 2013, €61.7 million (21.8% of our total revenue) for the year ended December 31, 2014, €70.4 million (19.8% of our total revenue) for the year ended December 31, 2015, and €17.5 million (20.9% of our total revenue) for the three months ended March 31, 2016. In addition, we generate operational efficiencies from overlaps in areas such as manufacturing, distribution, customer service, billing and collection, sales and marketing and administration.

We also have a broad geographical footprint. We offer our dual water-and-coffee solutions in 18 countries, with no single country generating more than 26% of our total revenue for the year ended December 31, 2015 and with the remaining countries generating 19% and lower for the same period. Our geographic diversification means we are less exposed to the general economic conditions affecting any single country or currency.

Our scale of operations provides us with competitive advantages.

According to a report by Zenith International from 2015, as the largest or second largest presence by BWC client base in 16 of the 17 European countries in which we operate, as well as in Israel, and as the second largest POU provider across the European countries in which we operate, we believe that our large distribution footprint in the water-and-coffee solutions space in Europe provides us with nationwide coverage for our most significant businesses and allows us to meet the water and coffee needs of our diversified customer base, including both small- and medium-sized businesses and larger national customer accounts. For example, in France, as of December 31, 2015, we service approximately 91,000 water coolers through a network of several branches and approximately 168 service vehicles. Our nationwide scale was a factor in securing a contract with SNCF, the French national railway company. The agreement with SNCF is dated January 17, 2014 and has a term of 3 years and 6 months. We focus our efforts towards markets with above-average potential customer density thereby allowing us to take advantage of our infrastructure and operational know-how to further increase our route density to generate incremental return on capital investment. This allows us to profitably serve small- and medium-sized businesses, which are our core customer base.

Best in class operational performance.

We have historically demonstrated sustained, strong margins, and achieved high return on capital investment as a result of our dense, scaled, well-managed operations and continued focus on operational improvements and customer satisfaction. To increase operational efficiency, we monitor operations with a precise profit and loss reporting system, monthly management reviews and a yearly audit on operational efficiency. We rigorously apply a highly data-driven approach to managing our business, in each case on a market-by-market basis across our branches to improve operational efficiency and increase customer satisfaction. As part of this system, we have developed an effective managerial reporting and control system that collects, tracks and allows us to regularly analyze a variety of key performance indicators (“KPIs”) from each of the local markets across our supply chain. These KPIs are designed to optimize route density, increase customer satisfaction and help us quickly identify issues or trends in our business. For instance, we have implemented a tailor-made customer relationship management solution and software to optimize route sequence, cost and frequency of visits, and to provide reliable service to our customers, by closely following our service level agreements and making sure our customers, for instance, do not run low on inventory by monitoring their consumption. We believe our system of benchmarking performance across local markets and product segments and our system of remuneration in place for both our management and employees, based on profitability, growth and customer satisfaction has encouraged a culture of internal accountability and healthy competition, as well as the sharing of best practices.

We have historically enjoyed high retention rates and long-standing customer relationships across our business, which we believe is a result of the high quality service we offer. As of March 31, 2016, the average length of our customer relationships (excluding PET) was more than seven years. We have consistently increased our retention rate across our water and coffee solutions (excluding PET) in recent years, with an increase from

85.3% in 2013 to 86.5% in 2014 to 87.0% in 2015, and we seek to increase this rate further through our focus on operational improvements and customer satisfaction. We believe our successes with high customer retention rates are attributable to our ongoing operational excellence activities, including consistent improvement of our quality of service and our implementation of a variety of tools to identify the satisfaction level of our customers. For example, we initiated a customer’s event driven survey tool that enables periodic tracking and benchmarking of various KPIs pertaining to our customer related activities, such as distribution, technical support, billing and collection.

Flexibility of our cost base and proven business resilience through the downturn.

We have a flexible cost base, which has historically provided us with resilient margins and allows us to adjust our cost base for seasonal variations in demand for water and coffee. Such continued resilience is bolstered by more recent operational efficiency initiatives such as our “FlexMax” program, which encourages managers to convert fixed costs into variable costs; for instance, by renting assets and utilizing self-employees (entrepreneurs that work for us on demand, with remuneration linked to volumes delivered, profitability and satisfaction of the customers on their routes). We estimate that our variable costs, including semi-variable distribution costs that we can downscale relatively quickly in reaction to variations in demand for water and coffee, represented more than 70% of our total cost base for the year ended December 31, 2015.

Strong acquisition and business integration track record.

We have acted as a consolidator in the highly fragmented water and coffee services industry and have successfully executed over 90 add-on acquisitions of varying sizes since 1998. We have completed 13 of these acquisitions since 2009 in support of our OCS business in Europe and Israel, including the Kafevend Acquisition in December 2013. Our dedicated mergers and acquisitions team and experienced local management have a disciplined and structured approach to identifying and targeting opportunities and in smoothly and efficiently executing acquisitions, including negotiating deal structure and pricing. We targeted opportunities that increased our customer base and generated a compelling return to complement our investment in sales and marketing and product development, focusing on selective bolt-on acquisitions that grew our customer base in a cost-efficient manner. We have a demonstrated ability to successfully integrate acquired companies and their customer base and generate significant synergies shortly after acquisition from supply chain optimization, implementation of operational efficiency initiatives and saving on overhead costs through economies of scale. For all other than our most material acquisitions, we operate a “90:90” model in which we target a realization of 90% of the company’s acquired contribution margin within 90 days of close.

High cash conversion due to scalable capital expenditures and working capital requirements.

Our relatively modest and scalable capital expenditure and working capital requirements, driven by our focus on operational efficiency and an asset-light distribution network, has enabled us to increase the levels of cash generated by our business. Our strong cash flow generation has allowed us to effectively reinvest in our business and enabled us to pursue additional opportunistic acquisitions to further grow our customer base and consolidate our position.

Experienced senior management team with strong track record for achieving revenue growth, operational efficiency and successful acquisitions.

The experience, industry knowledge, leadership and entrepreneurial nature of our senior management team has been instrumental in establishing and expanding our position in the water and coffee solutions industry and in achieving our long term objective of delivering growth for our business. With over 50 years of combined senior management experience within Eden Springs, our senior management team has a strong track record of achieving revenue growth; and in driving operating excellence by using our KPI-driven reporting and control systems to effectively benchmark each of our local markets and identify, target and successfully execute and integrate bolt-on acquisitions.

Our History

We have an entrepreneurial culture of helping to pioneer new categories in the water solutions industry and a proven ability to achieve leading positions. We were the first to develop the PET and BWC categories in Israel, entering the PET segment in 1982, upon the company’s founding, and the BWC segment in 1987.

In 1993, Eden Springs Ltd. (our former indirect majority-holder) underwent an initial public offering and was listed on the Tel Aviv Stock Exchange.

We were among the first group of entrepreneurs to develop the BWC category in Europe. We started our BWC operations in Poland in 1997, followed by Switzerland in 1999. Since 1999, we have expanded our BWC operations throughout Europe, including the United Kingdom, France, the Netherlands, Luxembourg, Spain, the Nordics and the Baltics, through organic growth, strategic acquisitions and a joint venture with Danone. In 2006, we acquired Nestlé Waters PowWow in Denmark and Nestlé Waters Direct Suisse in Switzerland while selling Eden Springs Greece to Nestlé Waters Direct. Recently we completed the NWDE Acquisition, which occurred in three stages and concluded on February 1, 2016, which has allowed us to expand our operations into Germany, Russia and Portugal.

Initially, our entry into the POU segment was restricted under our joint venture relationship with Danone, however, after purchasing Danone’s stake in our company, we began expanding into the POU segments in Europe in 2008 and in Israel in 2013.

Leveraging our presence in the water solutions space and strong track record of successful acquisitions, we launched our OCS business in Israel in 1998 and in Europe in 2010 through a combination of organic growth (including greenfield expansions) and strategic acquisitions (with a total of 13 OCS acquisitions in Europe and Israel since 2009).

On October 23, 2013, Eden Springs Europe B.V. and its subsidiaries and the Israeli Subsidiaries were indirectly acquired by our management team and Rhône Fund IV, and became owned by Hydra Dutch Holdings 2 B.V. (the “2013 Eden Springs Acquisition”).

Our Solutions

We offer a variety of integrated water and coffee solutions designed to cater to the broad range of tastes and requirements of our diverse customer base across 18 countries.

Water Solutions

Bottled Water Coolers (BWC): Eden “Pure Nature”

BWC is our principal business and consists of the installation, rental and servicing of stand-alone bottled water coolers and the sale and delivery of bottled water to our customers. We also generate revenue from the sale and delivery of accessory products such as cups, bottle racks and sanitization kits. According to a report by Zenith International from 2015, we are the overall leading provider of BWC solutions in Europe, and have the largest or second largest presence by client base in 16 of the 17 European countries in which we operate, as well as in Israel. As of March 31, 2016, we had an installation base in Europe and Israel, respectively, of 722,697 and 99,438 bottled water coolers. BWC accounted for 61.4% of our total revenue for the year ended December 31, 2015.

The majority of our BWC revenue is generated on a recurring basis. As of March 31, 2016 approximately 54% of our customers had a BWC rental contract and approximately 18% had a BWC package contract, which are often automatically renewed thereby contributing to our average customer relationship of seven years for our water and coffee solutions (excluding PET).

Our variety of BWC water coolers may dispense ambient, hot and/or cold water for 3 and 5 gallon returnable bottles which are designed to be easily installed. The units are available in floor-standing and tabletop models and in a variety of attractive designs.

Point-of-Use Filtration Systems (POU): Eden “Unlimited”

POU consists of the installation, rental and servicing of point-of-use plumbed-in water coolers that access and filter tap water, as well as the sale of accessory products. We believe that our POU offering represents a significant opportunity for sustainable growth. We intend to grow our POU platform by leveraging our competitive product offering and best-in-class distribution and sales and marketing expertise to cross-sell POU to our OCS customers and to convert BWC customers with higher consumption levels who may prefer POU as a more cost-efficient alternative and therefore potentially not renew a BWC contract. We seek to identify such potential BWC quits and convert those customers to our POU offering, thereby maintaining a high level of retention. POU accounted for 5.8% of our total revenue for the year ended December 31, 2015.

The majority of our POU revenue is generated on a recurring basis by rental contracts. Our rental contracts include installation, sanitization and maintenance services, with accessory products sold separately. We charge our customers on a regular cycle to cover both the rental and routine maintenance. We generate additional revenue if we are required to perform any other work on filtration equipment outside of our standard maintenance. Rental contracts for POU have historically generally had duration of three years, though are often automatically renewed and thereby contribute to our average customer relationship of seven years for our water and coffee solutions (excluding PET).

POU systems are connected at the customer’s location to an existing water supply to reduce impurities and other contaminants found in tap water. Our variety of POU water coolers may dispense ambient, hot, cold and/or carbonated water. The units are available in floor-standing and table-top models and in a variety of attractive designs. Our POU water coolers are professionally installed and maintained by qualified filtration service engineers. We provide bi-annual sanitization and maintenance services, which includes visits to ensure that the filters are clean and operating properly and to replace the filters as necessary.

A customer may move from a BWC to POU solution for a variety of reasons, including cost, convenience and environmental considerations. Although installing a POU is more capital intensive for customers, it is generally more cost-effective and convenient at higher consumption levels because it does not require delivery, handling and storage of BWC bottles. POU is therefore often the preferred alternative for larger offices. POU is also perceived by many customers as being more environmentally friendly and having a reduced carbon footprint. Our POU offering is designed to enable us to promote retention by recapturing BWC customer churn while competitively servicing the higher-growth POU market. As of March 31, 2016, we had an installation base of almost 77,700 POU water coolers across Europe and Israel.

Small-Pack Bottles (PET): Eden “On-the-Go”

As part of our water offering in Israel, we also manufacture and distribute single-serve and small-pack bottled mineral water for personal use in 500 and 750 milliliter and other size PET water bottles. We distribute our PET bottles to most retail outlets in Israel through Jafora, our key third-party distributor. Marketed under the brand name “Mey Eden,” our mineral water is commonly recognized as the leading bottled water brand in Israel. We currently hold the largest share of the Israeli PET water segment by revenue. A portion of our revenue in Europe is generated from up-selling single-serve and small- packed PET bottled spring and mineral water to BWC and POU customers and may include delivery of such bottles as part of a package contract. At the end of the three year period, we may enter discussions with Nestlé to continue this arrangement. PET accounted for 12% of our total revenue for the Year ended December 31, 2015.

Coffee Solutions (OCS)

Our OCS offering includes the installation, rental and servicing of a variety of stand-alone coffee machines, as well as the sale and delivery of coffee (capsule, bean, ground and soluble coffee), tea, chocolate and accessory products such as sugar and cups.

The water and coffee solutions business models have significant operational overlap, allowing us to integrate new coffee customers onto our existing water business platform and generate efficiencies in areas such as billing and collection, sales and marketing and administration. As with water, we believe nearly every office in the countries in which we operate requires a coffee solution, which creates opportunities for cross-selling our OCS solutions to our office water solutions customers. As of March 31, 2016, we had an installation base of approximately 155,000 coffee machines across Europe and Israel, representing an increase of almost 19,000 since December 31, 2014, and an increase of approximately 11,000 since December 31, 2015. We believe that with our large, existing BWC and POU installation base, and our competitive coffee offering, we are well positioned to grow our emerging leadership position in OCS and capitalize on the trend towards consumption of higher-quality, premium coffee, often in the form of single-serve capsules, which typically require a rented or purchased coffee machine and an OCS supplier to provide regular service. OCS accounted for 19.7% of our total revenue for the year ended December 31, 2015.

We have developed a portfolio of coffee products for capsule, bean, ground and soluble coffee preparations and have partnered with coffee machine manufacturers and brands to cover a broad spectrum from premium to value-oriented solutions for customers with varying levels of coffee consumption. We offer coffee machines and capsules mainly from our partner Lavazza, but we also partner with and purchase coffee machines and coffee products from other suppliers. Since our acquisition of Kafevend in December 2013, we also offer Flavia coffee machines and premium single-serve coffee supplied by Mars Drinks. We have developed our own private label brand, Edenissimo, which is positioned at a lower price point and complements our Lavazza offering. We also offer Kenco (Kraft Foods). As part of the NWDE Acquisition, we will enter an agreement with Nestlé to sell-through for a three year period Nestlé branded food products, including a range of Nestlé coffee products such as Nescafe, Sical, Buondi and Dolce Gusto. At the end of the initial three year period we may enter discussions with Nestlé to continue this arrangement. The majority of our OCS revenue is generated on a recurring basis by rental and package contracts. Historically, our rental contracts for OCS have generally had a duration of between two and four years, and package contracts have generally had a duration of five years, though our customer relationships are typically longer as a result of renewals, which are often automatically renewed and thereby contribute to our average customer relationship of seven years for our water and coffee solutions (excluding PET).

In Israel, we provide an OCS offering under the Pauza brand. The majority of our machines are purchased from Lavazza, but we also partner with and purchase machines and other coffee products from other suppliers, including Saeco, Illy, Nescafé and Mokador.

Geographical Footprint

As the map below illustrates, we hold the leading or second-leading position by BWC client base in 17 of the 18 countries in which we operate. This broad water customer base facilitates our ability to sell our coffee and other water offerings. We offer a dual water-and-coffee solution in each of the countries in which we currently operate and therefore have a strong water customer base from which to sell our coffee and other water offerings.

Note: BWC represents total bottled water coolers but is not a market in and of itself as the HOD water business consists of coolers, bottled water as well as other products such as case pack water and single serve products

Source: Zenith report and Company information/management assesment

The following table sets forth the percentage of total revenue generated in the twelve months ended March 31, 2016 in each of the countries specified below:

Eden
Baltics(1)	2%
France(2)	12%
Germany	5%
Israel	26%
The Netherlands	3%
Nordics(3)	5%
Poland	10%
Portugal	3%
Russia	6%
Spain	4%
Switzerland	5%
UK	19%
Total	100%

(1)	Includes Estonia, Latvia and Lithuania.
(2)	Includes Luxembourg.
(3)	Includes Sweden, Norway, Denmark and Finland.

With respect to Eden Springs, the following table sets forth the historical evolution of the percentage of our total revenue in each of the countries specified below for the year ended below:

	2013	2014	2015
Total revenue	100%	100%	100%
France(1)	18%	14%	12%
Israel	33%	27%	26%
Poland	10%	8%	10%
UK	14%	19%	19%
Other(2)	25%	32%	31%

(1)	Includes Luxembourg.
(2)	Includes Denmark, Estonia, Finland, Latvia, Lithuania, the Netherlands, Norway, Sweden, Spain and Switzerland.

The increase in the revenue percentage generated in the UK from 14.0% in 2014 to 19.0% in the year ended December 31, 2015 has been primarily driven by the acquisition of Kafevend.

Our Operations

Procurement

We believe that with the exception of our mutually beneficial relationship with Lavazza and Mars Drinks, we have limited supplier dependence and that our wide geographic presence affords us greater purchasing power. We regularly evaluate our needs and our suppliers’ capacities and from time to time switch suppliers for pricing, quality or other reasons.

An important commodity is fuel, which is used for trucks and as a raw material for the plastic-related products we purchase from suppliers. Other key commodities we purchase are coffee and plastic-related purchases such as cups, bottle caps, coffee capsules, PET water bottles and our 3 and 5 gallon water bottles. Since 2011, the prices of two key inputs, fuel and plastic products, have increased meaningfully but have had a limited impact on our gross margins. We have historically been able to mitigate the rise in fuel costs by passing on this cost to customers with increases in prices and monthly fuel surcharges on our invoices.

We also purchase water coolers and coffee machines. We purchase the majority of our BWC water coolers primarily from Oasis and Ebac and our POU water coolers primarily from Champ. We purchase our BWC and POU water coolers from other suppliers, as well, and believe there are a number of alternative suppliers that could satisfy our demand at any given time. We regularly evaluate our needs and the capacities of our suppliers, and we may switch suppliers for pricing, quality or other reasons.

Our coffee machines are purchased mainly from Lavazza, but we also partner with and purchase machines from other suppliers. We have individual contracts with Lavazza in some countries and these contracts are generally renewed annually. Coffee prices charged by Lavazza can be changed once a year by Lavazza and that is normally done in mutual understanding, with both parties considering market conditions. We believe that Lavazza is a key supplier that cannot be easily replaced, though our relationship with Lavazza is mutually-beneficial. We provide Lavazza with access to a steady, growing customer base in Europe and Israel and as that base grows the relationship becomes increasingly beneficial for Lavazza. In the UK, since the Kafevend Acquisition, we also rely on Mars Drinks to supply Flavia and Klix drinks machines and single serve capsules for those machines. The agreement with Nestlé to sell-through Nestlé products that NWDE offered to its customers means that we additionally sell certain Nestlé products, including Nescafe, Sical, Buondi and Dolce Gusto.

Production, Distribution & Service

To maximize the operational synergies from our water and coffee solutions offerings, we have partly unified our supply chains for our water and coffee solutions in Europe to enable both solutions to be delivered via a single distribution process where possible and primarily in dense delivery areas. Where it is more economically beneficial, we deliver certain OCS solutions via couriers. Our BWC and PET supply chain begins at the water source and bottling production facilities. Below is a depiction of our BWC distribution model in Europe and our BWC and PET supply chains in Israel:

European BWC Distribution Model:

Production and Distribution:

Our water is sourced from 27 water sources, 26 in Europe and one in Israel. We aim to source our water locally in order to limit the distance between the customers and the source and thus reduce fuel and other transportation costs.

Our bottles are washed, sterilized, filled, capped and packed at production facilities located near the site of the water source. Nine of these facilities are managed and operated by us, and 18 are owned and operated by third -parties, (referred to as “co-packers”) with whom we have strategic relationships to reduce operational costs.

We seek to run an efficient production process, which is based on a “just-in-time” principle to minimize our stock of bottles and optimize working capital. Water is pumped or springs out naturally from boreholes drilled in the ground at the water sources and then piped to our production facilities where it is then collected in water tanks to ensure a continuous flow for the bottling lines, filtered and disinfected for quality control, before being emptied into sterilized bottles. In parallel, empty bottles are collected from customers, and cleaned and sterilized along the bottling line so they may be re-filled with water.

After the water is bottled, the full bottles are packed and shipped to one of our operating facilities or our third-party managed branches, primarily by third-party distributors who are also responsible for bringing empty bottles (that were recovered from our customers) from the branches back to the production facilities. The branches generally hold enough bottles to be able to supply the expected demand for the next three to four days, including ad hoc requests. From the branches, the bottles are distributed to the customer by a mix of three types of distributors depending on which method is most cost effective based on route density and other factors. The three types of distributors are: our own-employees using Eden Springs vehicles, most of which are leased; self-employees (entrepreneurs that work for us on demand, with remuneration linked to volumes delivered, profitability and satisfaction of the customers on their routes) and dealers (common carrier distributors that work for other parties as well and are generally more expensive than own- and self-employees). Dealers work in certain more remote locations with sub-optimal customer density. The percentage of own-employees, self-employees and dealers we use varies in each country in which we operate. We had a fleet of approximately 1,200 service vehicles as of March 31, 2016, including vehicles we owned or leased, and which are used by own- or self-employees.

In Israel, our water is sourced from the Salukia Spring. Our activities include the filling of BWC and PET bottles, as well as related activities such as sealing, labeling, sanitizing and storing of bottles. We have relatively rapid turnover and usually maintain an inventory of BWC and PET bottles for up to 18 working days of production. After the water is bottled, sealed BWC bottles are transported to one of our logistics centers or one of our rented storage locations before being distributed by our own network of vehicles to the customer.

Our PET solutions are distributed directly from our production facility by our key third-party distributor, Jafora, to retail outlets. Jafora is a joint owner of Ein Gedi, a primary competitor in the Israeli PET market, and therefore the distribution agreement with Jafora required approval by the Israel Antitrust Authority, which was granted in 2004, extended until March 2015 and recently extended for five additional years. Jafora purchases our PET products on 60-day terms and does not put up collateral against the credit it receives.

Service:

Our water coolers, coffee machines and other products are mostly delivered to a central warehouse in each location and dispatched to the different branches based on local demand. Our refilled water bottles are then delivered to customers through our own distribution system by route sales managers (“RSMs”). RSMs act as a one-stop-shop for our customers and optimize visits by delivering all of our water and coffee products and providing some technical service, including installation and sanitization of water coolers and coffee machines. Qualified filtration service professionals install and service our POU cooler, and experienced technicians install and service our more sophisticated coffee machines. Upon termination of service or conversion from BWC to POU, water coolers and coffee machines are picked up, cleaned, sanitized, refurbished and re-issued to other customers generally at relatively low cost.

We apply a highly data-driven approach to managing our business. To increase operational efficiency and increase customer satisfaction, we monitor operations with a precise profit and loss reporting system, monthly management reviews and a yearly audit on operations. We believe our system of benchmarking performance across countries and product categories and system of remuneration for both management and employees based on profitability, growth and customer satisfaction has encouraged a culture of internal accountability and competition, as well as the sharing of best practices. As part of this system, we collect, track and analyze a variety of key performance indicators (“KPIs”) from each of our local markets across our supply chain. These KPIs are designed to optimize route density, increase customer satisfaction and help us quickly identify issues or trends in our business. For instance, we have implemented a tailor-made customer relationship management solution and software to optimize the route sequence, cost and frequency of visits, and to provide reliable service to our customers, closely following our service level agreements and making sure our customers, for instance, do not run low on inventory by monitoring their consumption. We have also implemented an operational system named “FlexMax,” which encourage managers to convert fixed costs into variable costs; for instance, by renting assets. We have been able to reduce our distribution costs as a percentage of revenue from 19.1% in 2013 to 17% in 2014 and to 17.8% in 2015. We estimate that our variable costs, including semi-variable distribution costs that we can downscale relatively quickly in reaction to variations in demand for water and coffee, represented more than 70% of our total cost base for the year ended December 31, 2015.

Two of our operational KPIs for our BWC supply chain are the average number of bottles delivered per distribution employee (including self-employees) per day and the average number of bottles per stop. Our average number of bottles delivered per distribution employee (including self-employees) per day increased from 113.4 in 2013 to 114.2 in 2014 to 118.1 in 2015. Larger numbers are achieved by RSMs in areas where we have strong route density. RSM remuneration is generally tied to profitability, increase in the number of installations and customer satisfaction for the route. We believe that delivery efficiency is a key factor governing our success as the delivery cost per day tends to be fixed and a greater number of bottles and other products and services delivered in a day increases the profitability per customer.

We believe we have created a best-in-class and highly scalable platform. In addition, our strong operational capabilities have historically enabled us to quickly and easily integrate acquired businesses and realize significant cost savings with minimal disruption to our business.

We continually evaluate our operations to identify areas to improve productivity or reduce costs. We believe our established systems and processes and ability to efficiently construct and manage an asset-light distribution network sets us apart from our competition and has been a key success factor in allowing us to achieve superior returns on capital and stable cash flow generation. As operational efficiency is correlated to customer density, our continued consolidation through organic growth and acquisition in any one location will further improve our efficiency and therefore increase profitability at each location.

Customer Service

Customer service is responsible for receiving calls from customers on a daily basis, varying from a request for information to a request for additional bottle deliveries. They also make proactive calls after the contacts are executed to verify customer satisfaction levels and rectify any problems down to the route level. We believe that the quality, reliability and frequency of our service, both at the route level and in the back office, including call centers and billing and collections departments, are competitive factors within our markets.

We currently maintain call centers in certain markets, we outsource customer service to third parties in the same country or to other areas. Our employees at the call centers strive to answer customer calls within 20 seconds and to address any complaints or questions within the first call. We manage the efficiency of our customer service through KPIs, including the number of calls per 1,000 customers, the number of calls being answered within 20 seconds, the average length of calls and problem resolution during the first call. We believe our call center capabilities allow us to respond to our customers’ needs, quickly and efficiently, differentiating us from our competitors. We also have a self-service website, which enables customers to better handle their needs online as opposed to through the call centers. We believe we compete favorably in this area and continue to work on improving our service to our customer base.

Customers and Contracts

We are a preferred supplier to a high-quality and diversified customer base, leading to stable revenue and significant growth opportunities such as cross-selling of our coffee and water services to existing customers. Our customer base is broad in terms of customer size, industry and geographic region, ranging from recognized blue chip companies to individual homes and offices across 18 countries. For the year ended December 31, 2015 our top 10 customers in aggregate accounted for less than 5% of our total revenue.

In order to grow our business or even retain our market share, we focus on maintaining a high retention rate. We have consistently increased our retention rate across our water and coffee segments (excluding PET) in recent years with an increase from 85.3% in 2013 to 86.5% in 2014 to 87.0% in 2015.

The majority of our BWC, POU and OCS revenue is generated on a recurring basis. As of March 31, 2016, approximately 52% of our BWC, POU and OCS customers, in aggregate, had a “rental contract” and approximately 19% had a “package contract.” Our “rental contracts” usually include sanitization and maintenance services, with sale and delivery of accessory products and bottles not included. “Rental contracts” have historically had a duration of two to four years, though our customer relationships are typically longer as a result of renewals. Our “package contracts” may include rental, sanitization, maintenance and delivery of bottles, and in some cases, other accessories. On a “package contract,” the price of water and bottles is normally locked-in for the length of the contract. “Package contracts” have historically had a duration of one to five years, though our customer relationships are typically longer due to renewals. A limited percentage of our BWC revenue is generated from the ad hoc sale of bottled water coolers and a contract for servicing and bottle delivery. Our country management has a high degree of autonomy in determining local pricing for each contract.

As of March 31, 2016, our average customer relationship (excluding PET) was approximately seven years. We believe the loyalty of our customers is evidence of our high quality service and proven ability to continuously evolve and grow our business to meet their ongoing needs. The growth of our installed water and coffee client base reflects this, with an installed aggregate client base, as of December 31, of approximately 656,000 in 2013, 764,000 in 2014, 899,000 in 2015 and 955,000 as of March 31, 2016.

The table below shows the growth of the Eden Springs’ client base development over the historical period from January 1, 2013 to March 31, 2016.

	2013	2014	2015	Three months ended March 31, 2015	Three months ended March 31, 2016
Client base at beginning of period	654,220	655,733	763,703	763,703	898,681
Change in client base attributable to organic growth (net)	(13,721)	4,592	18,513	(1,629)	6,485
Change in client base attributable to acquisitions (net)	15,234	103,378	116,465	75,771	49,824
Client base at end of period	655,733	763,703	898,681	837,845	954,990

Our client base gains attributable to acquisitions has increased our client base by 15,000 clients in 2013, 103,000 in 2014, 116,000 in 2015 and 50,000 in the first quarter ended March 31, 2016. The number of acquired clients varies depending on the cost effectiveness of the opportunities identified during the acquisition process and the resources allocated by management to take advantage of those opportunities.

Monthly ARPU was 29.6 in average during full year ended 2015.

Sales and Marketing

Our marketing operation consists of local teams which are consolidated at the company level. The core of our marketing activity is to support and create lead-generating commercial initiatives, enhance brand visibility, develop a coherent brand image and manage communications related to the company.

We market our products through various media channels, including Internet activities (which includes our regional and corporate websites), telephone, television, radio, billboard, trucks, direct mail and various referral programs. Our marketing activities emphasize the benefits of bottled water and the convenience of a water dispenser, including the associated convenience of receiving regularly scheduled bottled water delivery. Potential new customers are often offered various introductory promotions, including complimentary products, as an inducement to start the service. Our marketing efforts also support our strategy of cross-selling our water and coffee services.

We make use of several sales channels, based on customer segmentation, to support our marketing activities. As of March 31, 2016, our sales team consisted of 622 full -time equivalent employees, including key account representatives for our larger customers, field sales representatives focused on small and medium enterprises and telesales representatives focused on private consumers and small offices and homes offices. We have training for our sales team, adapted for each of the different channels.

In addition to servicing the needs of our existing customers, our RSMs also generate sales by signing up new customers or selling new products to existing customers. RSMs earn a commission based on sales and are additionally compensated for each new customer contract they originate.

We also have a customer retention team that accounts for approximately 14% of our selling positions and deals with retention activity in every customer segment, excluding key accounts handled by key account representatives. Our customer retention team monitors our customers’ behavior for quit signals such as complaints and decreased consumption and proactively makes direct contact with the aim of maximizing customer satisfaction and increasing retention. Our customer retention team also re-negotiates service levels and other aspects of existing customer contracts to increase retention.

We have numerous KPIs in place to track sales force efficiencies and return on investment per customer segment and per sales channel. In order to optimize resources and cost effectiveness, a sales “barometer” is used to optimize resources between segments and channels, as the sales platform allows the flexibility to shift resources between different customers segments. Our sales force uses software that links our front and back office support. As part of our strategies to accelerate organic growth and consolidate our water and coffee positions through strategic acquisitions, we use decision-making software to consider the relative cost effectiveness of acquiring customers through targeted investment in sales and marketing and product development and through acquisition opportunities.

Acquisitions

We have acted as a consolidator in the fragmented water and coffee services industry and have successfully executed over 90 acquisitions of varying sizes since 1998.

Our dedicated mergers and acquisitions team and experienced local management have a disciplined and structured approach to identifying and targeting opportunities and in smoothly and efficiently executing acquisitions, including negotiating deal structure and pricing. We have targeted opportunities that increased our customer base and generated a compelling return to complement our investment in sales and marketing and product development, focusing mostly on selective bolt -on acquisitions. We have a demonstrated ability to successfully integrate acquired companies and their customer base and generate significant synergies shortly after acquisition. For all other than our most material acquisitions, we operate a “90:90” model in which we target realization of 90% of the company’s acquired contribution margin within 90 days of close.

Acquisitions are driven by a dedicated mergers and acquisitions team, supported by local management and other departments, including legal, human resources, finance, operations, sales and marketing, business development and IT. When we have identified a potential target, we consider a series of key factors such as the size, location, geographical coverage, mode of operation, execution probability, strategic fit, synergies, market positioning and potential investment profitability and follow detailed procedures before deciding whether to acquire the business. Every acquisition is ultimately approved by our senior management, and for larger acquisitions, our board of directors.

We generally extract synergies from bolt-on acquisitions from supply chain optimization, implementation of operational efficiency initiatives and saving on overhead costs through economies of scale. For instance, we increase route density and thereby decrease transportation cost per customer when the acquired company has customers in the same geographical area as our existing operations. Synergies extracted from overhead costs include savings resulting from shared functions and support systems such as management supervision, sales force, accounting and finance, payroll and information systems, and allow for instance, for a reduction in headcount, vehicles and premises, while increasing our customer base. As part of our structured integration approach, we have developed a sophisticated communication strategy with customers, new and existing employees and suppliers. These communications are intended to ensure a smooth integration of the acquired business with minimal loss of customers, while maintaining a high level of employee trust and fair cooperation with suppliers. After execution, our follow-up acquisition reporting monitors results of our integration plan.

Properties

We own or manage nine production facilities, as well as several branches located across Europe.

Research and Development

We engage in a variety of research and development activities. These activities principally involve the development of new products to meet customers’ needs, improvement of existing products, and improvement and modernization of processes to optimize our operations and decrease costs.

Our development activities are led by our business development and research and development functions and support our strategy to offer a dual water- and-coffee solution and improve operation excellence. Our business development team is responsible for identifying our customers’ needs evaluating potential profitability of new developments and managing the development cycle. We have a research and development department that consists of a small team of engineers and is responsible for, among other things, performing quality testing on our products and developing new technologies and processes. Each of our other departments, including finance, operations, sales and procurement support the project development lifecycle through implementation. In addition, we outsource research and development to engineers and manufacturers in Europe, Israel and Asia.

Intellectual Property

We own a substantial number of registered and unregistered trade names and trademarks in the countries in which we operate for use in the sale and marketing of our various products. These trade names and trademarks are important because brand name recognition is a key factor in the success of many of our product lines. The current registrations of these trade names and trademarks are effective for varying periods of time and may be renewed periodically, provided that we comply with the applicable requirements. We are not aware of any material challenge to the ownership of any of our major trademarks nor are we aware of any violation of our intellectual property rights in any of our primary markets or elsewhere. Our key brands are Eden, Eden Springs, Chateau d’Eau, Mey Eden, Pauza and Edenissimo.

Employees

As of March 31, 2016, we had approximately 3,200 full -time equivalent employees (including self- employees), of which approximately 90% are in Europe and 10% are in Israel.

The following table sets forth a breakdown of our fulltime equivalent employees by function:

	As of March 31, 2016
	(FTEs)
Service(1)	2,003	63%
Sales(2)	622	20%
COGS(3)	326	10%
G&A(4)	222	7%

Total	3,173	100.0%

(1)	Includes employees in distribution to customers (including RSMs), branch, central operations, technical / customer service and information technology.
(2)	Includes employees in sales and marketing.
(3)	Includes employees in production, purchasing and primary transportation.
(4)	Includes employees in administrative support functions, finance, human resources and management.

Some of our employees are represented by unions or work councils or are covered by collective bargaining agreements. In France, some of our employees are represented by works councils and unions, and in Israel, some employees are represented by unions. Further, we are subject to collective bargaining agreements with some of our employees in Israel and Spain and the Nordics. We believe that overall, we have good relations with our employees.

Insurance

We maintain liability, property, directors’ and officers’ and other insurance coverage. We consider our insurance coverage to be adequate both as to the nature of the risks covered and amounts insured for our business operations. However, there can be no assurance given that we may not suffer a loss or losses which are not covered by our insurance policies or which may be in excess of the amount of insurance coverage.

Legal Proceedings

We have been, and continue to be, subject to various legal proceedings arising in the ordinary course of our business, such as commercial disputes with our customers, suppliers and/or employees. In addition we currently are subject to commercial investigations in the context of two class actions which have been filed in Israel. At this stage, despite the fact that we do not anticipate any critical adverse effect on our business arising from any current legal proceedings, we estimate that the total exposure under these claims will range between €200,000 and €500,000.

Regulatory Framework

Our properties, including our water sources and production facilities, and the operations of our production and distribution facilities, and those owned and operated by our third-party producers and primary operators, are subject to various health, environmental and workplace laws and regulations. Specifically, we are subject to health and environmental laws in the jurisdictions in which we operate due to our ownership, leasing and use of real property, the extraction and processing of water, and the storage of fuel and other regulated substances at our facilities. These laws may impose joint and several liability and may apply to conditions at properties presently or formerly owned or operated by us or our predecessor entities or at which waste or other environmental contamination attributable to us or our predecessor entities has been sent or otherwise comes to be located. For example, at certain of our properties, we engage in or have in the past engaged in the handling, storage or use of hazardous substances, including for the maintenance and fueling of our vehicle fleet.

As a beverage producer, we are also subject to various regulations in the countries in which we operate. For example, such regulations are related to water source permits and licenses, production, water quality, inspection and licensing of bottling facilities, and labeling and packaging requirements.

In the European Union, these include Directive 2009/54/EC on the exploitation and marketing of natural mineral waters, Directive 98/83/EEC relating to the quality of water intended for human consumption, Directive 2003/40/EC establishing the list, concentration limits and labeling requirements for constituents of natural mineral waters, and Directive 2000/13/EC relating to the labeling, presentation and advertising of foodstuffs. Alongside other pertinent EU Directives and Regulations, the regulatory framework under which we operate:

•	sets the conditions for exploiting sources and defines the routine water quality controls, and production facility audits, to be performed;

•	monitors the standards related to the permitted contents and composition of our bottled water products;

•	sets the terms on which water types are recognized and sets and enforces the applicable standards by which we are permitted to package and label our water;

•	sets the standards applicable to the construction, operation and cleanliness of our production facilities.

In the Russian Federation, the regulatory framework relating to the bottled potable water production industry comprises both regulations adopted at the level of the Russian Federation and regulations enacted at the level of the Customs Union composed of the Russian Federation, Belarus and Kazakhstan. The Russian regulations are being gradually replaced with the unified regulations adopted, and as may be adopted in the future, within the framework of the Customs Union. The regulations include the Russian law No. 184-FZ on the Technical Regulation, the Russian Sanitary and Epidemiological Rules No. 2.1.4.1116-02 “Potable water. Hygienic requirements to the quality of bottled water. Quality control”, state standard R 52109-2003 on “Drinking bottled water. General specifications”, state standard R51074- 2003 on “Food products. Information for consumer. General requirements”, Technical Regulations of the Customs Union 021/2011 “On the safety of food products”, Technical Regulations of the Customs Union 022/2011 “On the food products in terms of their labelling” and Customs Union Resolution No. 299 “On the application of the sanitary rules in the Customs Union” and other pertinent Customs Union and Russian regulations. The overall regulatory framework, amongst other things:

•	sets standards and provide information on the mandatory safety indicators;

•	establish the compliance assessment requirements in terms of the bottled potable water production processes and quality control procedures; and,

•	set sanitary and epidemiological rules to be complied with.

In Israel, we are subject to the Public Health Ordinance—1940 and its regulations, which relate to the quality of water intended for human use; the Licensing of Business Law—1968 and its regulations, which set the terms of the business licenses, including certain environmental conditions and obligations such as the applicable standards of cleanliness of our products and facilities (provided in order to prevent water pollution); the Water Law—1959 and its regulations, which establish the framework for the control and protection of water sources, including the grant of water quotas which are regulated and granted by the Israeli Water Authority; the Packing Law—2011, which governs the packaging of products; Nature Reserves National Sites Law—1998 and its regulations, which provide the legal structure for the protection of natural assets such as the Salukia Spring; the Pharmacies Ordinance—1981 in relation to the radioactive permit granted to us; and, the Hazardous Substances Law—1993 and its regulations, which provide the legal framework of hazardous substances in Israel and set the terms and conditions to be provided with the Toxic Substance Permit.

We are also subject to various similar regulations relating to coffee production and our coffee related products.

Quality Control

We are committed to the quality and safety of our products and apply quality control programs designed to maintain compliance with applicable governmental regulations as well as standards and best practices set by the organization of which we are a part. Water quality is regularly monitored at our water sources and production facilities, including at those owned and managed by third- parties.

Water quality is tested on a regular basis by a system of internal controls at each production facility. In addition, a comprehensive yearly audit is conducted with respect to the water at each production facility. We use an independent and accredited laboratory (ISO 17025) to support this initiative and this laboratory performs individual water controls and provides an annual Group synthesis of waters distributed per Eden Springs in Europe and Israel.

In addition, we are a member of the European Water Cooler Association (“WE”), which sets and self-enforces practical water quality standards and good manufacturing and hygiene practices, which supplement the applicable European laws and regulations.

These inspection audits, and quality and testing procedures cover all areas of plant operations and the bottling process, and check compliance with relevant national standards, good manufacturing practices, and any other local regulations. Additionally, our quality assurance staff routinely conducts comprehensive internal quality management at each of our water sources and production facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EDEN

The following is a discussion of Eden’s results of operations for, and financial condition as of the end of, the twelve months ended December 31, 2015 and the three months ended March 31, 2016 and should be read together with Eden’s audited consolidated financial statements for the year ended December 31, 2015 and unaudited condensed interim consolidated financial statements for the three months ended March 31, 2016 and the related notes thereto, each of which is included elsewhere herein. The discussions in this section may contain forward-looking statements that reflect our plans, estimates and beliefs and involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements. For the purposes of this section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Eden” only, the words “we,” “us,” “our,” “Eden,” “Eden Springs,” “Company” and words of similar import refer to Eden and its subsidiaries on a consolidated basis. Eden Holdings refers to the parent holding company of Eden.

The financial information of Eden has been prepared in accordance with IFRS as issued by IASB and not U.S. GAAP. IFRS differs in certain respects from GAAP. See the section entitled “Presentation of Financial Information.”

Overview

Headquartered in Switzerland, we are a leading provider of water and coffee solutions in Europe. After giving effect to the NWD Acquisition, we operate in 17 European countries, and Israel, and according to a report by Zenith International from 2015, we have a higher combined water and coffee installed client base than any of our competitors. We offer a variety of integrated water and coffee solutions designed to cater to the broad range of tastes and requirements of our diverse customer base. Our offerings are segmented into water and coffee solutions:

Water Solutions

•	Our stand alone BWC offering is our principal business and consists of the installation, rental and servicing of stand-alone bottled water coolers and the sale and delivery of bottled water and accessory products to our customers. Our BWC business provides a platform for continued growth of our other solutions. According to a report by Zenith International from 2015, we are the largest BWC provider in Europe and hold the largest or second largest presence by BWC client base in 16 of the 17 European countries in which we operate, as well as in Israel.

•	Our POU offering consists of the installation, rental and servicing of point of use plumbed in water coolers that access and filter tap water, as well as the sale of accessory products. According to a report by Zenith International from 2015, we currently hold the second largest POU position by client base across the European countries we are present in and believe POU represents a significant opportunity for sustainable growth.

•	Our PET offering consists of the sale of branded small pack plastic bottles of water for personal use. We offer our PET products primarily in Israel to retail outlets through a third party distributor and we believe we currently hold the largest share of the Israeli PET segment.

Coffee Solutions

•	Our OCS offering consists of the installation, rental and servicing of a variety of stand-alone coffee machines and the sale and delivery of coffee (capsule, bean, ground and soluble), tea, chocolate and accessory products. We have been growing our OCS presence in Europe and are a leading OCS provider in the UK. We also hold a leading position in the Israeli OCS segment, according to a 2012 report by GIL-CSC.

Our water and coffee business models have significant operational overlap in areas such as customer service, billing and collection, sales and marketing and administration, which allows us to integrate new coffee customers onto our existing water business platforms and offer a dual water and coffee solution with increased operational efficiency. In recent years, we have achieved revenue growth and consolidated our position in the water and coffee space through strategic acquisitions. For the twelve months ended December 31, 2015, we generated revenue of €355.8 million. For the three months ended March 31, 2016, we generated revenue of €83.5 million.

As of December, 2015, we had an installed client base of approximately 899,000 (including the NWDE acquired customers in Phases 1 and 2, as per Eden rules, but not including the customers acquired from NWDE Poland) comprising 755,000 water coolers and machines and 144,000 coffee machines. As of March, 2016, we had an installed client base of approximately 955,000 (including the NWDE acquired customers in Phases 1, 2 and 3 as per Eden rules) comprising 800,000 water coolers and machines and 155,000 coffee machines.

For the twelve months ended December 31, 2015, we distributed more than 28 million BWC bottles and approximately 676 million liters of water in our BWC and PET offerings combined. As of December 31, 2015, we had approximately 1,100 service vehicles and employed approximately 3,100 full time equivalent employees (including “self-employees”), of which approximately 76% are in Europe and 24% are in Israel. For the three months ended March 31, 2016, we distributed more than 6.7 million BWC bottles and more than 156 million liters of water in our BWC and PET offerings combined. As of March 31, 2016, we had approximately 1,200 service vehicles and employed approximately 3,200 full time equivalent employees (including “self-employees”), of which approximately 90% are in Europe and 10% are in Israel.

Comparability of Financial Data

Financial Information

On October 23, 2013, Eden Springs Europe B.V. and its subsidiaries and the Israeli Subsidiaries were indirectly acquired by our management and Rhône Fund IV, and became owned by Eden.

On December 23, 2013, we completed the Kafevend Acquisition which has significantly strengthened our presence in the UK.

On September 3, 2014 we signed the agreement to acquire NWDE and on December 1, 2014, we completed Stage 1 of the NWDE Acquisition including NWDE’s companies in Germany, Netherlands and Portugal.

On February 2, 2015 we completed Stage 2 of the NWDE Acquisition and acquired its operations in Russia.

On February 1, 2016 we completed Stage 3 of the NWDE Acquisition and acquired a portion of its operations in Poland.

This financial information hereto includes the year ended December 31, 2015 and 2014 (audited) and three months ended March 31, 2016 and 2015 (unaudited) – Hydra Dutch Holding 2 B.V. consolidated financial information.

Foreign Currency Fluctuations and Translation

We conduct our business in various currencies other than the euro, primarily, Swedish Kroner, Danish Kroner, Norwegian Kroner, Polish Zloty, British Pound, Swiss Franc, U.S. Dollar, and Israeli New Shekel. Following the completion of Stage 2 of the NWD Acquisition, we also conduct business in Russian Rubles. As a result, our financial position and results of operations are subject to currency translation risks. Currency translation risk arises through fluctuations in the exchange rate of the currencies of the countries that are not part of the European Monetary Union and their impact on our results of operations and balance sheet positions as we translate the financial results from our subsidiaries in those countries to the euro. We largely benefit from natural hedging and face limited transactional currency exchange risk because although a significant portion of our revenue is denominated in currencies other than the euro, they are generally accompanied by costs in the same currency. Our Israeli activity, however, is exposed to foreign currency exchange risk on imported goods and on charges to other companies within the group for IT services, which are located in Israel. We are therefore subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investing transactions conducted in currencies other than the euro. Significant fluctuations in exchange rates against the euro may have an adverse impact on our financial performance. See “Risk Factors—Risks Related to Eden’s Business and Industry—Fluctuations in foreign currency exchange rates may adversely affect our results of operations.”

Presentation of our Financial Information

Critical Accounting Estimates and Assumptions

The preparation of the Eden Springs Consolidated Financial Statements in conformity with IFRS requires management to make estimates, assumptions and judgments which affect the reported amounts of assets, liabilities and contingent liabilities at the date of the Eden Springs Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting periods. The estimates and associated assumptions and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are outlined below:

Estimated impairment of goodwill

We test whether goodwill has suffered any impairment once a year, or more frequently, in the presence of events or circumstances indicating a possible impairment in the value of such assets. The recoverable amounts of cash generating units have been determined based on value-in-use (or fair value less cost to dispose) calculations. These calculations require the use of estimates.

Deferred tax asset

We are subject to income tax in numerous jurisdictions. Significant judgment is required in determining the portion of tax losses carried forward which can be offset against future taxable profit. In order to assess if there is any future benefit, forecasts are made of the future taxable profits by legal entity. Actual tax outcomes could vary significantly from the amounts that were initially recorded. Such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

Provisions for contingencies

Provisions are recognized when we have a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle such obligation and the amount has been reliably estimated. The provision for contingencies in respect of legal claims is carried at the discretion of the management as to the likelihood that cash flows will be allocated to settle such liabilities, and is based on an estimate of the present value of the cash flows that is expected to be required to settle such liabilities.

Useful lives of depreciable and amortizable assets

We estimate the useful asset lives and the related depreciation and amortization costs in respect of our fixed assets and intangible assets. The estimate is based on the expected life cycle of our products. Estimates may vary significantly commensurate with changes in customer installations and quits and other technological changes.

Key Income Statement Items

Below is a summary description of our key income statement line items.

Revenue consists primarily of revenue generated from the rental of water coolers and coffee machines and sale of goods in our water and coffee solutions segments. BWC revenue is generated from the rental and servicing of BWC water coolers and the sale and delivery of bottled water to our customers, as well as the sale and delivery of accessory products such as cups and sanitization kits. POU revenue is generated from the installation, rental and maintenance of POU water coolers, as well as the sale of accessory products. PET revenue is generated primarily from the sale of our PET bottles in Israel, as well as to BWC and POU customers in Europe. OCS revenue is generated from the installation, rental and servicing of coffee machines, as well as the sale and delivery of coffee (capsule, bean, ground and soluble coffee), tea, chocolate and accessory products such as cups.

Cost of goods sold includes primarily depreciation of our production equipment, returnable bottles, water coolers, coffee machines and other rental equipment; maintenance and repair of rental equipment; raw materials, including non-returnable bottles and the cost of coffee and coffee accessory products for resale; production expenses related to the bottling process; and the cost of freight (including fuel costs) to transport products from our production facilities to our branches and distribution centers.

Service expenses includes operating expenses relating to our distribution activities from branches to customers, including costs of labor, vehicle and fuel costs, cost of dealers and self-employees as well as customer service, billing and collection and information technology.

Selling expenses includes selling and advertising costs, including costs of labor, commissions and outside marketing related expenditures.

General and administration expenses includes costs related to executive, finance, legal and human resources functions, as well as bad debt costs.

Amortization of customer relations and tradenames includes amortization of customer account portfolios, as well as tradenames.

Other operating expenses consists primarily of restructuring and certain acquisition-related integration costs, establishment of a new business line such as POU in Israel, litigation and release of unused provisions and liabilities such as customer deposits received, as well as business development expenses with long-term payback periods.

Financial income represents primarily foreign exchange gains, gains on derivatives that do not qualify for hedge accounting and interest receivables on funds invested.

Financial expenses represents foreign exchange losses, losses on derivatives that do not qualify for hedge accounting, interest payable on borrowings and borrowing costs amortization.

Taxes on income includes current and deferred income tax expense.

Results of Operations for the Twelve Months Ended December 31, 2014 and 2015

The following table sets out certain items from our consolidated statements of income for the periods indicated:

	12 months ended December 31, 2014	12 months ended December 31, 2015	Percentage change	12 months ended December 31, 2014	12 months ended December 31, 2015
	(€ in thousands)			(% of total revenue)
Revenue	283,144	355,816	25.7%	100.0%	100.0%
Cost of goods sold	(99,093)	(118,349)	19.4%	(35.0%)	(33.3%)
Gross Profit	184,051	237,467	29.0%	65.0%	66.7%
Service expenses	(106,800)	(135,390)	26.8%.	(37.7%)	(38.1%)
Direct Margin	77,251	102,077	32.1%	27.3%	28.7%
Selling expenses	(25,933)	(35,909)	38.5%	(9.2%)	(10.1%)
General and administration expenses	(19,467)	(26,446)	35.9%	(6.9%)	(7.4%)
Amortization of customer relations and tradenames	(8,041)	(11,209)	39.4%	(2.8%)	(3.2%)
Other operating expenses	(14,142)	(19,348)	36.8%	(5.0%)	(5.4%)
NWDE Acquisition related costs	(2,569)	(2,592)	0.9%	(0.9%)	(0.7%)
Profit/(Loss) from operations	7,099	6,573	(7.4%)	2.5%	1.8%
Net financial expenses	(32,181)	(36,852)	14.5%	(11.4%)	(10.4%)
Profit//(Loss) before taxes on income	(25,082)	(30,279)	20.7%	(8.9%)	(8.5%)
Taxes on income	(2,818)	(72)	(97.4%)	(1.0%)	(0.0%)
Net Profit (loss)	(27,900)	(30,351)	8.8%	(9.9%)	(8.5%)

Revenue

Our revenue amounted to €355.8 million for the twelve months ended December 31, 2015, an increase of €72.7 million, or 25.7%, from €283.1 million for the twelve months ended December 31, 2014. This growth was primarily attributable to the acquisition of Nestle Water Direct.

The table below shows our consolidated sales by solutions for the twelve months ended December 31, 2014 and 2015, respectively:

	12 months ended December 31, 2014	12 months ended December 31, 2015	Percentage change	12 months ended December 31, 2014	12 months ended December 31, 2015
	(€ in thousands)			(% of total revenue)
Solutions:
Water	221,402	285,411	28.9%	78,2%	80.2%
Coffee	61,652	70,405	14.2%	21.8%	19.8%

Total	283,054	355,816	25.7%	100.0%	100.0%

The table below shows our consolidated sales by geographic segment for the twelve months ended December 31, 2014 and 2015, respectively:

	12 months ended December 31, 2014	12 months ended December 31, 2015	Percentage change	12 months ended December 31, 2014	12 months ended December 31, 2015
	(€ in thousands)			(% of total revenue)
Geographical:
Europe	197,160	261,698	32.7%	69.6%	73.5%
Israel	85,984	94,118	9.5%	30.4%	26.5%

Total	283,144	355,816	25.7%	100.0%	100.0%

(1)	Denmark, Estonia, Finland, France, Germany, Latvia, Lithuania, Luxembourg, Netherlands, Norway, Poland, Portugal, Russia, Spain, Sweden, Switzerland and United Kingdom.

Our revenue from water solutions increased to about €285.4 million for the twelve months ended December 31, 2015, versus about €221.4 million for the twelve months ended December 31, 2014. This is mainly reflecting the contribution the acquired NWDE businesses in Germany, Russia, Portugal and The Netherlands, as well as good development in the various water segments across the markets.

Our revenue from coffee solutions increased by about €8.8 million, or 14.2%, from €61.7 million for the twelve months ended December 31, 2014 to €70.4 million for the twelve months ended December 31, 2015. This increase was primarily attributable to an improvement in most countries, as well as additional sales coming from the NWDE acquired markets.

Cost of goods sold

Cost of goods sold increased by €19.3 million, or 19.4%, from €99.1 million for the twelve months ended December 31, 2014 to € 118.3 million for the twelve months ended December 31, 2015. As a percentage of revenue, cost of goods sold decreased by 1.7 percentage points comparing to the prior year. Increase of cost of goods sold was primarily attributable to the contribution of the NWDE Acquisition in line with the increasing revenue.

Service expenses

Service expenses increased by €28.6 million, or 26.8%, from €106.8 million for the twelve months ended December 31, 2014 to €135.4 million for the twelve months ended December 31, 2015. As a percentage of revenue, service expenses increased by 0.4 percentage points. Increase of service expenses was primarily attributable to the contribution of the NWDE Acquisition in line with the increasing revenue.

Selling expenses

Selling expenses increased by €10.0 million, or 38.5%, from €25.9 million for the twelve months ended December 31, 2014 to €35.9 million for the twelve months ended December 31, 2015. As percentage of revenue, the selling expenses increased by 0.9 percentage points from 9.2% to 10.1%. This increase was attributable to additional selling expenses related to our plans to keep on enhancing our overall growth, as well as due to the impact from the NWDE Acquisition.

General and administration expenses

General and administration expenses increased from €19.5 million for the twelve months ended December 31, 2014 to €26.4 million for the twelve months ended December 31, 2015. As a percentage of revenue, general and administrative expenses increased by 0.5 percentage points and is mainly explained by the NWDE Acquisition addition, pre partial of the expected synergies.

Amortization of customer relations and tradenames

Amortization of customer relations and tradenames, which is a non-cash expense, increased by €3.2 million, or 39.4%, from €8.0 million for the twelve months ended December 31, 2014 to €11.2 million for the twelve months ended December 31, 2015. This increase is primarily explained by amortization of intangible assets coming from NWDE acquired business.

Other operating expenses

Other operating expenses, excluding €2.6 million of NWDE Acquisition costs, accounted for €19.3 million for the twelve months ended December 31, 2015, which includes the following: €9.7 million of acquisition integration cost, mainly related to the NWDE integration, as planned; €1.8 million related to restructuring activities aimed at optimizing manufacturing and service activities, and exceptional cost related to the re-organization of branches and back-functions, including redundancy payments following re-routing optimization activities; €0.6 million related to business development expenses with long-term payback periods, including the related cost of consultants, such as for example the exploration and testing of new products alternatives; €4.7 million of establishment costs related to POU in Israel as well as one-off costs related to the acceleration plan including related third-party advisors to support projects; €2.5 million of other expenses, including legal costs for insurance and other cases, net loss on sale or disposal of assets, shareholder monitoring fees, and other non-recurring costs.

Net financial expenses

Net financial expenses increased from €32.2 million for the twelve months ended December 31, 2014 to €36.9 million for the twelve months ended December 31, 2015, which reflects the new group financing structure, as well as non-cash items such as the accrued shareholders loan financial expenses, borrowing costs amortization, including previously capitalized borrowing costs upon the refinancing of debt, and foreign exchange impacts.

Taxes on income

Taxes on income decreased from €2.8 million for the twelve months ended December 31, 2014 to the €0.1 million for the twelve months ended December 31, 2015.

Results of Operations for the Three Months Ended March 31, 2015 and 2016

The following table sets out certain items from our consolidated statements of income for the periods indicated:

	3 months ended March 31, 2015	3 months ended March 31, 2016	Percentage change	3 months ended March 31, 2015	3 months ended March 31, 2016
	(€ in thousands)			(% of total revenue)
Revenue	82,306	83,508	1.5%	100.0%	100.0%
Cost of goods sold	(28,173)	(27,376)	(2.8%)	(34.2%)	(32.8%)
Gross Profit	54,133	56,132	3.7%	65.8%	67.2%
Service expenses	(32,194)	(32,066)	(0.4%)	(39.1%)	(38.4%)
Direct Margin	21,939	24,066	9.7%	26.7%	28.8%
Selling expenses	(8,497)	(8,544)	0.6%	(10.3%)	(10.2%)
General and administration expenses	(6,428)	(6,483)	0.9%	(7.8%)	(7.8%)
Amortization of customer relations and tradenames	(2,608)	(2,791)	7.0%	(3.2%)	(3.3%)
Other operating expenses	(4,566)	(3,461)	(24.2%)	(5.5%)	(4.1%)
NW DE Acquisition related costs	(112)	(33)	(70.5%)	(0.1%)	(0.0%)
Profit/(Loss) from operations	(272)	2,754	1,112.5%	(0.3%)	3.3%
Net financial expenses	(8,402)	(9,765)	16.2%	(10.2%)	(11.7%)
Profit/(Loss) before taxes on Income	(8,674)	(7,011)	(19.2%)	(10.5%)	(8.4%)
Taxes on income	(499)	(539)	8.0%	(0.6%)	(0.6%)
Net Profit / (Loss)	(9,173)	(7,550)	(17.7%)	(11.1%)	(9.0%)

Revenue

Our revenue amounted to €83.5 million for the three months ended March 31, 2016, an increase of €1.2 million, or 1.5%, from €82.3 million for the three months ended March 31, 2015. This growth was primarily attributable to the acquisition of Nestle Water Direct in Poland and Russia.

Revenue increased 3.2% compared to first quarter 2015, excluding translational impact of foreign exchange rates.

The table below shows our consolidated sales by solutions for the three months ended March 31, 2015 and 2016, respectively:

	3 months ended March 31, 2015	3 months ended March 31, 2016	Percentage change	3 months ended March 31, 2015	3 months ended March 31, 2016
	(€ in thousands)			(% of total revenue)
Solutions:
Water	64,727	66,039	2.0%	78.6%	79.1%
Coffee	17,579	17,469	-0.6%	21.4%	20.9%

Total	82,306	83,508	1.5%	100.0%	100.0%

At current FX	3 months ended March 31, 2015	3 months ended March 31, 2016	Percentage change	3 months ended March 31, 2015	3 months ended March 31, 2016
	(€ in thousands)			(% of total revenue)
Solutions:
Water	63,758	66,039	3.6%	78.8%	79.1%
Coffee	17,145	17,469	1.9%	21.2%	20.9%

Total	80,903	83,508	3.2%	100.0%	100.0%

The table below shows our consolidated sales by geographic segment for the three months ended March 31, 2015 and 2016, respectively:

	3 months ended March 31, 2015	3 months ended March 31, 2016	Percentage change	3 months ended March 31, 2015	3 months ended March 31, 2016
	(€ in thousands)			(% of total revenue)
Geography:
Europe (1)	62,032	61,918	(0.2%)	75.4%	74.1%
Israel	20,274	21,590	6.5%	24.6%	25.9%

Total	82,306	83,508	1.5%	100.0%	100.0%

	3 months ended March 31, 2015	3 months ended March 31, 2016	Percentage change	3 months ended March 31, 2015	3 months ended March 31, 2016
	(€ in thousands)			(% of total revenue)
At current FX
Europe (1)	59,958	61,918	3.3%	74.1%	74.1%
Israel	20,946	21,590	3.1%	25.9%	25.9%

Total	80,903	83,508	3.2%	100.0%	100.0%

(1)	Denmark, Estonia, Finland, France, Germany, Latvia, Lithuania, Luxembourg, Netherlands, Norway, Poland, Portugal, Russia, Spain, Sweden, Switzerland and United Kingdom.

Our revenue from water solutions increased to about €66.0 million for the three months ended March 31, 2016, versus about €64.7 million for the three months ended March 31, 2015. This is mainly reflecting the contribution the acquired NWDE businesses in Russia and Poland.

Our revenue from coffee solutions slightly decreased by about €0.1 million, or 0.6%, from €17.6 million for the three months ended March 31, 2015 to €17.5 million for the three months ended March 31, 2016. Revenue from Coffee solutions increased 1.9% compared to first quarter 2015 excluding translational impact of foreign exchange rates. Taking into account the UK special revenues in the parallel quarter last year, relating to the “Klix Starter Packs,” the Coffee growth year-on-year would be around 5%.

Cost of goods sold

Cost of goods sold decreased by €0.8 million, or 2.8%, from €28.2 million for the three months ended March 31, 2015 to € 27.4 million for the three months ended March 31, 2016. As a percentage of revenue, cost of goods sold decreased by 1.4 percentage points compared to the last year. Decrease of cost of goods sold was primarily attributable to the European markets and being a result of the operational excellence activities conducted during the last few quarters.

Service expenses

Service expenses decreased by €0.1 million, or 0.4%, from €32.2 million for the three months ended March 31, 2015 to €32.1 million for the three months ended March 31, 2016. As a percentage of revenue, service expenses decreased by 0.7 percentage points. This is in line with the general trend where revenue in the growing markets is increasing faster than operating costs.

Selling expenses

Selling expenses remained at the stable level of €8.5 million for the three months ended March 31, 2016. As percentage of revenue, the selling expenses decreased by 0.1 percentage points from 10.3% to 10.2%.

General and administration expenses

General and administration expenses slightly increased from €6.4 million for the three months ended March 31, 2015 to €6.5 million for the three months ended March 31, 2016. As a percentage of revenue, general and administrative expenses stayed at the stable level of 7.8 % of revenue.

Amortization of customer relations and tradenames

Amortization of customer relations and tradenames, which is a non-cash expense, increased by €0.2 million, or 7.0%, from €2.6 million for the three months ended March 31, 2015 to €2.8 million for the three months ended March 31, 2016. This increase is primarily explained by amortization of intangible assets coming from NWDE acquired business.

Other operating expenses

Other operating expenses accounted for €3.5 million for the three months ended March 31, 2016, which includes the following: €2.0 million of acquisition integration cost, mainly related to the NWDE integration, as planned; €0.2 million related to restructuring activities aimed at optimizing manufacturing and service activities, and exceptional cost related to the re-organization of branches and back-functions, including redundancy payments following re-routing optimization activities; €0.1 million related to business development expenses with long-term payback periods, including the related cost of consultants, such as for example the exploration and testing of new products alternatives; €0.8 million of establishment costs related to POU in Israel as well as one-off costs related to the acceleration plan including related third party advisors to support projects; €0.4 million of other expenses, including legal costs for insurance and other cases, notice period compensation of redundant FTEs, net loss on sale or disposal of assets, net impact of evaluation of assets or liabilities, shareholder monitoring fees, and other one-time costs normalized by management.

Net financial expenses

Net financial expenses increased from €8.4 million for the three months ended March 31, 2015 to €9.8 million for the three months ended March 31, 2016, which reflects the new group financing structure, as well as non-cash items such as the accrued shareholders loan financial expenses, borrowing costs amortization, including previously capitalized borrowing costs upon the refinancing of debt, and foreign exchange impacts.

Taxes on income

Taxes on income remained stable at €0.5 million for the three months ended March 31, 2016 comparing to March 31, 2015.

Liquidity and Capital Resources

Overview

Liquidity and capital resources describe the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, capital expenditures (excluding significant acquisitions), debt service obligations, other commitments, contractual obligations and acquisitions. We manage our liquidity risk by on-going monitoring of our cash flows. We budget and appropriately follow up our cash flows and manage available cash deposits and approved credit lines. We believe the unutilized approved credit lines available to us are sufficient to cover our reasonably foreseeable liquidity needs.

Cash flow data

Cash from operating activities

Operating cash flow amounts to €32.5 million for the twelve months ended December 31, 2015, which represents a €3.6 million decrease versus the comparative period for the twelve months ended December 31, 2014.

Operating cash flow before working capital changes amounts to €6.9 million for the three months ended March 31, 2016, which represents a €6.1 million increase versus comparative period for the three months ended March 31, 2015.

Net cash (used in)/from investing activities (Net Capital expenditures)

Net cash used in the investing activities amounted to about €62.5 million for the twelve months ended December 31, 2015. This was primarily attributable to the new acquisitions of €40.0 million mainly from stage 2 of the NWDE Acquisition and cash used for Operational Capex investments (net), in the amount of about €22.7 million, as normally needed for the ongoing business.

Net cash used in the investing activities amounted to about €34.8 million for the three months ended March 31, 2016. This was primarily attributable to the new acquisitions of €18.5 million from stage 3 of the NWDE Acquisition, the purchase of Get Fresh bonds of €11.1 million, as part offstage 3 of the NWDE Acquisition, and cash used for Operational Capex investments (net), in the amount of about €5.3 million, as normally needed for the ongoing business.

Net cash (used in)/from financing activities

Net cash from financing activities amounted to €22.1 million for the twelve months ended December 31, 2015, substantially reflecting the net movement in the company indebtedness as well as interest payments during the period of €20.6 million.

Net cash from financing activities amounted to €33.5 million for the three months ended March 31, 2016, substantially reflecting the net movement in the company indebtedness as well as interest payments during the period of €8.4 million.

Changes in Operating Working Capital

Changes in operating working capital amounted to about €3.9 million cash outflow for the twelve months ended December 31, 2015, versus about €6.2 million cash inflow (including special impacts) in the twelve months ended December 31, 2014. The working capital consumption reflects the increase of trade receivables and an increased level of inventories, partly off-set by the increase in trade payables and other current liabilities. The overall consumption of working capital is following the growth of the business versus the prior year, and reflects a year-on-year improvement in the working capital ratio.

Changes in operating working capital amounted to about €3.0 million cash outflow for the three months ended March 31, 2016, versus about €6.3 million cash outflow in the three months ended March 31, 2015. The working capital consumption reflects the increase of prepaid and other assets and an increased level of inventories as well as decreased level of other current liabilities and provisions, partly off-set by the decrease in trade receivables and increase in trade payables. The overall consumption of working capital was due to a normal course of business operational needs, and in line with the seasonality cycle for this period of the year, when the business is preparing for the higher growth season as typically expected during the second and third quarters of the year.

Quantitative and Qualitative Disclosures about Financial Risk

Interest rate risk

Our exposure to the risk of changes in market interest rates relates primarily to our long-term Euros-denominated Notes, based on EURIBOR floating interest rates. We closed in 2014 interest rate swaps to hedge a substantial portion of our exposure to interest rate risks from our notes. These derivative instruments are floating-to-fixed interest rate swaps which have the economic effect of converting floating rates to fixed rates.

Risk Factors Associated with the Group

We refer to risk related disclosures under the caption “Risk Factors—Risks Related to Eden’s Business and Industry” herein.